UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

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TESORO CORPORATION

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TESORO CORPORATION

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

MAY 3, 2012

Tesoro Corporation will hold its 2012 Annual Meeting of Stockholders on Thursday, May 3, 2012, at our principal executive offices, 19100 Ridgewood Parkway, San Antonio, Texas 78259, beginning at 8:30 A.M. Central Time:

1.	To elect the nine directors named in the Proxy Statement;

2.	To conduct an advisory vote to approve executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2012; and

4.	To transact such other business as may properly come before the annual meeting or any
adjournment	or postponement of the annual meeting.

Holders of common stock of record at the close of business on March 13, 2012, are entitled to notice of, and to vote at, the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. If you received a Notice of Internet Availability explaining how to access the proxy materials over the Internet, a proxy card was not sent to you and you may vote only by telephone or online unless you request a printed copy of the proxy materials. If you received a proxy card and other proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or online. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

By Order of the Board of Directors,

CHARLES S. PARRISH Secretary

March 22, 2012

San Antonio, Texas

NOTICE: If your shares are held through a broker, bank or other nominee, you are the beneficial owner of those shares. Brokers are not permitted to vote on any of the matters to be considered at the annual meeting (other than the ratification of the independent auditors) without instructions from the beneficial owner. As a result, your shares will not be voted on these matters unless you affirmatively vote your shares in one of the ways indicated by your broker, bank or other nominee.

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TESORO CORPORATION

19100 RIDGEWOOD PARKWAY, SAN ANTONIO, TEXAS 78259

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

MAY 3, 2012

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tesoro Corporation of proxies to be voted at the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) to be held on Thursday, May 3, 2012, beginning at 8:30 A.M. Central Time at our principal executive offices, 19100 Ridgewood Parkway, San Antonio, Texas 78259, and at any adjournment or postponement of the meeting. This Proxy Statement and accompanying form of proxy are first being made available to stockholders on or about March 22, 2012.

Each proxy will be voted as specified by the stockholder. Any duly executed proxy not specifying the contrary will be voted in accordance with the Board’s recommendations as follows:

Agenda Item	Board Recommendation

• Election of directors	FOR
• Advisory vote to approve executive compensation	FOR
• Ratification of Ernst & Young LLP as independent auditors	FOR

At the close of business on March 13, 2012, the record date for the 2012 Annual Meeting, there were 140,666,680 shares of our common stock outstanding and entitled to vote. The holders of our common stock are entitled to one vote for each share held by them for each director nominee and for each other matter to be voted on. We have no other voting securities outstanding.

ELECTRONIC AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 22, 2012, we will mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. This process is designed to expedite stockholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions on the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

At the 2012 Annual Meeting, the stockholders are requested to elect nine directors to hold office until the 2013 Annual Meeting of Stockholders or until their successors are elected and qualified. Each of the nominees has indicated his or her willingness to serve as a director, if elected, and we have no reason to believe that any nominee will be unable to serve. The persons designated as proxies, however, reserve full discretion to cast votes for other persons in the event that any one or more of the nominees are unable to serve.

Each of the director nominees is currently serving as a director after being elected at the 2011 Annual Meeting of Stockholders, except for David Lilley, who after an extensive search and interview process, was appointed as a director on December 20, 2011. Mr. Lilley was recommended to the Governance Committee by a third-party search firm.

We have adopted a majority voting standard in director elections. Our Bylaws prescribe the voting standard for director elections as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2012 Annual Meeting), the directors will be elected by the vote of a plurality of the votes cast on the election of directors. Under our Corporate Governance Guidelines, each nominee who already serves as a director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. In that situation, the Governance Committee will promptly consider the resignation offer and make a recommendation to the Board. The Board will then act on the Governance Committee’s recommendation and will publicly disclose its decision regarding whether to accept the director’s resignation offer, or, if applicable, the reason(s) for rejecting the resignation offer, within 90 days from the date of the certification of the stockholder vote.

Director and Nominee Experience and Qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds and perspectives necessary to oversee our business. In addition, the Board believes that there are certain attributes that every director should possess, which are described below. Accordingly, the Board and the Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

The Governance Committee is responsible for reviewing with the Board on an annual basis the criteria for Board membership in the context of the current makeup of the Board. As set forth in the Corporate Governance Guidelines, these criteria include diversity, age, education, skills, integrity, leadership and judgment all in the context of an assessment of the perceived needs of the Board at that point in time. In addition, Board members generally should have knowledge of our industry and should have background and experience that demonstrates an understanding of the financial and operational aspects, including the associated risks of a large, complex company. The Governance Committee assesses the effectiveness of its criteria when evaluating new director candidates and when recommending director nominees to the Board.

In evaluating director candidates, and considering incumbent directors for renomination, the Board and the Governance Committee consider a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of our needs. Each director candidate must supply information concerning these factors by completing and submitting a Director and Officer Questionnaire, as required by our Bylaws. For incumbent directors, the factors include preparedness and past performance on the Board. Among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board, in no particular order:

•

Leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others.

•	Knowledge of our industry, particularly oil refining and retail sales, which is relevant to understanding our business and strategy.

•	Operations experience, as it gives directors a practical understanding of developing, implementing and assessing our business strategy and operating plan.

•	Legal experience, which is relevant to oversight of our legal and compliance matters.

•	Risk management experience, which is relevant to the Board’s oversight of our risk assessment and risk management programs.

•

Financial/accounting experience, particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating our capital structure and overseeing the preparation of our financial statements, and internal controls over financial reporting.

•	Government/regulatory experience, which is relevant to us as we operate in a heavily regulated industry that is directly affected by governmental requirements.

•	Strategic planning experience, which is relevant to the Board’s review of our strategies and monitoring their implementation and results.

•	Talent management experience, which is valuable in helping us attract, motivate and retain top candidates for management positions.

•	Public company board service, as directors who have served on other public company boards have experience overseeing and providing insight and guidance to management.

Highlights of the specific qualifications and experience of the individual director nominees are set forth below under “Director Nominees.” For more information on the director nomination process, refer to “Corporate Governance — Director Nomination Process” below.

Director Nominees

Our Board of Directors recommends that you vote “FOR” the election to the Board of each of the following nominees.

Rodney F. Chase Director since 2006 Age 68

Non-Executive Chairman for Genel Energy, plc

Mr. Chase has served as the Non-Executive Chairman of Genel Energy plc, an international oil and gas exploration and production company, since May 2011. He previously served as Non-Executive Chairman for Petrofac Ltd. in the United Kingdom, an international oil and gas services company, from 2005 until May 2011, and as Deputy Chairman of Tesco plc in the United Kingdom, an international retailing company, from March 2004 until July 2010. Mr. Chase spent 39 years with BP plc, a large, international oil and gas company. He held positions within the upstream and downstream segments of the industry in Australia, Europe and North America. His background includes positions in shipping, refining, marketing, distribution, oil trading and gas as well as finance and strategic planning at the corporate executive level. In 1986, he was appointed Chief Executive Officer of BP Finance International and Group Treasurer. From 1999 to 2003, Mr. Chase served as Deputy Chief Executive Officer and President, Exploration, Production, Refining and Marketing. From 2003 to 2008, Mr. Chase served as Senior Advisor for the U.S. and Europe for Lehman Brothers, Ltd., formerly an investment bank, in London, England.

As the former Non-Executive Chairman of an international oil and gas services company (Petrofac) and a former executive of a large, international oil and gas company (BP), and with 48 years of experience in the energy industry, Mr. Chase brings to the Board leadership, industry and strategic planning experience. Mr. Chase also has financial/accounting (former Chief Executive Officer of BP Finance International and Group Treasurer and former senior advisor for Lehman Brothers), talent management and public company board experience (Computer Sciences Corporation, Nalco Holding, Petrofac).

Current Public Company Directorships: Computer Sciences Corporation and Genel Energy, plc (Non-Executive Chairman)

Former Public Company Directorships: Nalco Holding Co. (from 2005 until 2011), Petrofac Ltd. (from 2005 until 2011) and Tesco plc (from 2002 until 2010)

Gregory J. Goff Director since 2010 Age 55

Our President and Chief Executive Officer

Mr. Goff has served as our President and Chief Executive Officer since May 2010. Prior to joining us, Mr. Goff served as Senior Vice President, Commercial for ConocoPhillips Corporation, an international, integrated energy company, from 2008 to 2010. Mr. Goff also held various other positions at ConocoPhillips from 1981 to 2008, including director and CEO of Conoco JET Nordic from 1998 to 2000; Chairman and Managing Director of Conoco Limited, a UK-based refining and marketing affiliate, from 2000 to 2002; President of ConocoPhillips European and Asia Pacific downstream operations from 2002 to 2004; President of ConocoPhillips U.S. Lower 48 and Latin America exploration and production business from 2004 to 2006; and President of ConocoPhillips specialty businesses and business development from 2006 to 2008. Mr. Goff serves as a director of the American Fuel and Petrochemical Manufacturers trade association and on the National Advisory Board of the University of Utah Business School. Previously, Mr. Goff served on the board of Chevron Phillips Chemical Company, a private company, and was a member of the upstream and downstream committees of the American Petroleum Institute. Mr. Goff’s employment agreement with us provides that he will be a member of the Board. In addition, Mr. Goff has public company experience from his prior service on the board of directors of DCP Midstream GP, LLC.

As our President and CEO, Mr. Goff brings to the Board a deep understanding of and unique perspective on our business and operations and the environment in which we operate. As the current CEO of a large independent refining and petroleum products marketing company (Tesoro), current member of a national trade association representing refiners and petrochemical manufacturers (American Fuel and Petrochemical Manufacturers) and as a former senior executive of an international energy company (ConocoPhillips) and former member of the upstream and downstream committees of a national oil and natural gas industry trade association (American Petroleum Institute), Mr. Goff also brings to the Board leadership, industry and strategic planning experience. Mr. Goff’s 29 years of service in various positions with ConocoPhillips also provides him with operations experience. In addition, Mr. Goff has public company board experience (DCP Midstream).

Current Public Company Directorships: Polyone Corp and Tesoro Logistics, LP (a master limited partnership of which Tesoro and its subsidiaries own approximately 52%)

Former Public Company Directorships: DCP Midstream GP, LLC (from 2008 until 2010)

Robert W. Goldman Director since 2004 Age 69

Financial Consultant

Mr. Goldman has been an independent financial consultant since 2002. From July 1998 to October 2002, he was Senior Vice President and Chief Financial Officer of Conoco Inc., an international, integrated energy company. Prior to joining Conoco in 1988 as its Vice President and Controller and subsequently serving as Senior Vice President, Finance, he had worked for E.I. DuPont de Nemours & Co., Inc. in a variety of financial and operating roles. Mr. Goldman is a member of the Outside Advisory Council of Global Infrastructure Partners. He is a former chairman of the Accounting Committee of the American Petroleum Institute. He served as Vice President, Finance of the London-based World Petroleum Council from 2002 to July 2008.

As a financial consultant and former Senior Vice President and Chief Financial Officer of an international, integrated energy company (Conoco), former chairman of the accounting committee at a national oil and natural gas industry trade association (American Petroleum Institute) and former finance executive of a global oil and gas forum (World Petroleum Council), Mr. Goldman brings to the Board industry-specific and financial/accounting experience. Mr. Goldman also has a background in operations (E.I. DuPont de Nemours & Co.) and public company board experience (El Paso Corporation, Parker Drilling Company, The Babcock & Wilcox Company and McDermott International).

Current Public Company Directorships: El Paso Corporation, Parker Drilling Company, and The Babcock & Wilcox Company

Former Public Company Directorships: McDermott International Inc. (from 2005 until 2010)

Steven H. Grapstein Chairman of the Board since 2010 Director since 1992 Age 54

Chief Executive Officer of Como Holdings USA, Inc.

Mr. Grapstein has been Chief Executive Officer of Como Holdings USA, Inc., an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Como Holdings USA, Inc. Mr. Grapstein also has held the position of Chairman of Presidio International dba A/X Armani Exchange, a fashion retail company, since 1999. He is also a director of several privately held hotel and real estate entities.

As the Chief Executive Officer of an international investment group (Como Holdings USA) and Chairman of a fashion retail company (Presidio International), Mr. Grapstein brings to the Board leadership, operations and financial/accounting experience. Mr. Grapstein also has talent management and public company board experience (Mulberry Group). In addition, Mr. Grapstein has extensive knowledge of our business from his tenure on our Board.

Current Public Company Directorships: Mulberry Group plc

David Lilley Director since 2011 Age 65

Former Chairman, President and Chief Executive Officer of Cytec Industries Inc.

Mr. Lilley is a retired Chairman, President and Chief Executive Officer of Cytec Industries Inc., a multi-billion dollar manufacturer of specialty chemicals and materials. He served as its Chairman from January 1999 through 2008 and as its President and Chief Executive Officer from May 1998 through 2008, having previously served as its President and Chief Operating Officer from January 1997. From 1994 until January 1997, he was a vice president of American Home Products Corporation. Prior to that he was a vice president and a member of the Executive Committee of American Cyanamid Company.

Mr. Lilley has over 29 years of experience in the chemicals industry and has significant U.S. and international management and leadership experience as past Chairman and CEO of Cytec Industries. He provides a global business perspective, operating knowledge and experience in implementing long-term strategic goals, including acquisitions. His leadership experience is also important in light of the Board’s oversight of our operations and adherence to safety and environmental requirements. In addition, Mr. Lilley has public company board experience (Rockwell Collins, Inc., Public Service Enterprise Group Incorporated, Arch Chemicals, Inc. and Cytec Industries Inc.).

Current Public Company Directorships: Rockwell Collins, Inc. and Public Service Enterprise Group Incorporated

Former Public Company Directorships: Arch Chemicals, Inc. (from 2007 until October 2011) and Cytec Industries Inc. (from 1997 until April 2009)

J.W. Nokes Director since 2007 Age 65

Former Executive Vice President of Worldwide Refining, Marketing, Supply and Transportation for ConocoPhillips

Mr. Nokes spent his 36-year career with ConocoPhillips, an international, integrated energy company, and retired in 2006 as Executive Vice President of Worldwide Refining, Marketing, Supply and Transportation. His background primarily includes refining, marketing, crude and products trading, commercial natural gas operations and transportation. He also had assignments in exploration and production, as well as strategic planning. In 1991, he was appointed Vice President of U.S. Marketing and Product Trading. From 1994 to 1999, he was Vice President of U.S. Downstream Business. For eight years beginning in 1999, he was Executive Vice President of Refining, Marketing, Supply and Transportation for the company’s global business. Mr. Nokes was a member of the World Business Council for Sustainable Development and sat on the Board of Directors of the American Petroleum Institute, as well as the American Petroleum Institute Transportation, Marketing and Downstream Committee. Mr. Nokes is also a director of Post Oak Bank, N.A., a Houston-based community bank.

As a former executive of an international, integrated energy company (ConocoPhillips), former director of a national oil and natural gas industry trade association (American Petroleum Institute) and former member of a global association of business leaders that promotes sustainable development (World Business Council for Sustainable Development), and with 36 years of experience in the energy industry, Mr. Nokes brings to the Board industry, operations, international and strategic planning experience. Mr. Nokes also has public company board experience (Albemarle Corporation).

Current Public Company Directorships: Albemarle Corporation (Non-Executive Chairman)

Susan Tomasky Director since 2011 Age 58

Former President of AEP Transmission, a business division of American Electric Power Co.

Ms. Tomasky served as President of AEP Transmission, a business division of American Electric Power Co., Inc., an owner and operator of utility operating companies that produce, transmit and distribute electricity to over 5 million customers at retail in 11 states, from 2008 until July 2011. Ms. Tomasky previously served in other executive officer positions at American Electric Power Co., including Executive Vice President and General Counsel from 1998 to 2001, Executive Vice President of Finance and Chief Financial Officer from 2001 to 2006 and Executive Vice President of Shared Services from 2006 to 2008. Prior to joining American Electric Power Co., Ms. Tomasky served as a partner at the law firm of Hogan & Hartson (now Hogan Lovells), where she was a member of the firm’s energy group, and as General Counsel of the Federal Energy Regulatory Commission. Ms. Tomasky is a director of Mount Carmel Health Systems, a privately held healthcare company, the Columbus Regional Airport Authority, several non-profit organizations, and has been nominated for election as a director of Public Service Enterprise Group Incorporated at its April 17, 2012 annual meeting of shareholders. Ms. Tomasky also serves as a director of the Federal Reserve Bank of Cleveland, a member bank in the Federal Reserve System, where she is Chair of the Audit Committee.

As the former President of a division of a large, public utility company (American Electric Power Co.), Ms. Tomasky brings to the Board leadership and strategic planning experience. Ms. Tomasky also has financial and accounting experience from her role as Chair of the Audit Committee of the Federal Reserve Bank of Cleveland and former role as Executive Vice President and Chief Financial Officer of a large, public energy company (American Electric Power Co.). In addition, Ms. Tomasky brings to the Board government and regulatory experience and legal experience from her former roles as a partner in the energy group of an international law firm (Hogan & Hartson) and as General Counsel of a federal government agency that regulates the energy industry (Federal Energy Regulatory Commission).

Michael E. Wiley Director since 2005 Age 61

Former Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated

Mr. Wiley has 39 years of experience in the energy industry. Most recently he served as Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services company, from August 2000 until his retirement in October 2004. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company. Mr. Wiley is a director of Bill Barrett Corporation, an independent oil and gas company, Post Oak Bank, N.A., a Houston-based community bank, and Asia Pacific Exploration Consolidated, L.P., a privately held oil and gas company. He also serves as a Trustee of the Fidelity Funds.

As the former Chairman, President and Chief Executive Officer of an oilfield services company (Baker Hughes Incorporated), former executive of an integrated energy company (Atlantic Richfield Company) and an independent exploration and production company (Vastar Resources, Inc.) and director of a privately held oil and gas company (Asia Pacific Exploration Consolidated), Mr. Wiley brings to the Board leadership, industry, operations, strategic planning, risk management, and talent management experience. Mr. Wiley also has public company board experience (Baker Hughes Incorporated and Bill Barrett Corporation).

Current Public Company Directorships: Bill Barrett Corporation

Patrick Y. Yang Director since 2010 Age 64

Head of Global Technical Operations, F. Hoffmann-La Roche, Ltd.

Mr. Yang has over 30 years of experience in manufacturing and technology. Currently, he is Head of Global Pharmaceutical Technical Operations for F. Hoffmann-La Roche Ltd., which operates in the pharmaceutical and diagnostics industry and sells products in more than 150 countries. Mr. Yang joined Roche in March 2009, upon Roche’s merger with Genentech, Inc., and is responsible for the company’s pharmaceutical manufacturing, process development, engineering, quality, regulatory, supply chain and procurement functions. Before joining Roche, Mr. Yang served as Executive Vice President, Product Operations of Genentech, a biotechnology company, from December 2005 to March 2009 and in various other executive-level positions with Genentech from December 2003 to December 2005. Prior to joining Genentech, Mr. Yang worked for Merck & Co. from 1992 to 2003 in manufacturing and for General Electric from 1980 to 1992 in manufacturing and technology.

As a senior operations executive of a large, global pharmaceutical company (F. Hoffmann-La Roche) and a former senior operations executive of a biotechnology company (Genentech), Mr. Yang brings to the Board leadership, operations, strategic planning, international, and talent management experience. Mr. Yang also has operations experience from over 20 years spent working in manufacturing (Merck and General Electric). Mr. Yang also has financial/accounting and risk management experience from his service on Genentech’s executive committee from 2004 until 2009.

CORPORATE GOVERNANCE

We have a long-standing commitment to good corporate governance. We have adopted Corporate Governance Guidelines that, along with the charters of our Board committees, provide the framework for our governance processes. Copies of the Corporate Governance Guidelines and charters of our Board committees are posted on our website at www.tsocorp.com under the heading “Investors” and the subheading “Board of Directors.” Printed copies of these documents are available upon request to our Corporate Secretary.

Director Independence

The Board of Directors currently consists of nine directors, eight of whom are independent. The only current director who is not considered to be independent is Mr. Goff, who serves as our President and CEO. The Board determined in February 2011 that each of William J. Johnson and Donald H. Schmude, who were not re-nominated for election as directors at the 2011 Annual Meeting and thus left the Board in May 2011, were also independent directors.

The Board undertook its annual review of director independence in February 2012 and in the process reviewed the independence of each director nominee. The purpose of these reviews was to determine whether any of the director nominees had relationships or transactions that were inconsistent with a determination that the nominee is independent. During these reviews, among other things, transactions and relationships between each director or any member of his or her immediate family and us were considered. Based on this review, the Board affirmatively determined that each of the following directors has no material relationship with us and has satisfied the independence requirements of the New York Stock Exchange (“NYSE”): Ms. Tomasky and Messrs. Chase, Goldman, Grapstein, Lilley, Nokes, Wiley and Yang.

Board Leadership

Currently, Mr. Goff serves as our President and CEO, a position he has held since May 2010, and Mr. Grapstein serves as the independent Chairman of the Board. The Board believes that the separation of the positions of the Chairman and CEO is appropriate at this time as it allows our CEO to focus primarily on his management responsibilities. In addition, the Board believes that a leadership structure that separates the positions of Chairman and CEO, with the position of Chairman being held by an independent director, currently is in our best interests and the best interests of our stockholders as it provides a clear distinction between the Board’s role in overseeing management and management’s role in running the business. However, our Bylaws permit the roles of Chairman and CEO to be filled by the same or different individuals. This allows the Board flexibility to determine from time to time whether the two roles should be combined or separate based upon our circumstances.

Committees of the Board of Directors

The Board has the following standing committees: Audit Committee, Compensation Committee, Environmental, Health & Safety Committee, and Governance Committee. The Board has determined that all of the members of the Audit, Compensation and Governance Committees of the Board meet the independence requirements of the NYSE and that all members of the Audit Committee meet the additional independence requirements of the NYSE and SEC. The primary responsibilities of each of the standing committees, as well as current membership and meeting information for 2011, are set forth below. Each of the four standing committees has a written committee charter that provides a full list of responsibilities.

Director	Audit	Compensation	Environmental, Health & Safety	Governance	Board of Directors
Rodney F. Chase	Chair		X		X
Gregory J. Goff					X
Robert W. Goldman	X			Chair	X
Steven H. Grapstein (1)		X		X	Chair
David Lilley (2)		X		X	X
J.W. Nokes		X	Chair		X
Susan Tomasky (1)	X			X	X
Michael E. Wiley		Chair	X		X
Patrick Y. Yang	X		X		X
2011 Meetings	5	7	6	5	6

(1)	The Board re-aligned its committee membership on March 1, 2011. Prior to this date, Mr. Grapstein was a member of the Audit and Governance Committees and Ms. Tomasky had not yet been appointed to any committee. Mr. Grapstein joined the Compensation Committee on March 1, 2011.

(2)	The Board again re-aligned its committee membership on February 1, 2012. Prior to this date, Mr. Lilley had not yet been appointed to any committee. Mr. Lilley joined the Compensation Committee and the Governance Committee on February 1, 2012.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility to us and our stockholders relating to its oversight of management and its auditors concerning:

•	Corporate accounting;

•	Financial reporting practices;

•	The quality and integrity of our financial reports; and

•	Our systems of disclosure controls and procedures and internal controls over financial reporting.

For more information on the responsibilities and activities of the Audit Committee, see “Audit Committee Report” below.

The Board has determined that each member of the Audit Committee is financially literate. In addition, the Board has determined that Messrs. Chase and Goldman and Ms. Tomasky each qualify as an “audit committee financial expert,” as defined by SEC rules. No member of the Audit Committee serves on the audit committees of more than three public companies, including us.

Compensation Committee

The Compensation Committee fulfills the responsibilities of the Board to our stockholders with respect to our compensation programs and compensation of our CEO and other members of our senior management. Specifically, the Compensation Committee:

•	Approves our compensation philosophy and supporting procedures and policies;

•	Reviews the annual salary, annual bonus, long-term compensation and other benefits for the CEO and recommends to the independent directors for approval;

•	Reviews and approves annual salary, annual bonus, long-term compensation and other benefits for other members of our senior management;

•	Provides advice to the Governance Committee annually on Board compensation; and

•	Annually reviews the aggregate amount of base pay, bonuses, equity and long-term incentives and other benefit programs for employees below the senior management level.

For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis” below.

Environmental, Health & Safety Committee

The Environmental, Health & Safety Committee assists the Board in fulfilling its oversight responsibilities for environmental, health, safety and security matters. Specifically, the Environmental, Health & Safety Committee:

•	Reviews and approves at least annually our environmental, health, safety and security policies;

•	Reviews management’s programs for compliance with our environmental, health, safety and security policies, applicable laws and regulations;

•

Reviews periodically with management its environmental, health, safety and security activity with respect to significant legal matters, and emerging or proposed laws or regulations that may have a material effect on our financial or physical exposure;

•	Reviews and assesses periodically our significant environmental, health, safety and security liabilities reported in the financial statements; and

•	Reviews periodically significant capital expenditures that may have a material environmental, health, safety or security impact or risk exposure.

Governance Committee

The Governance Committee takes a leadership role in and provides assistance to the Board in fulfilling its corporate governance responsibilities to our stockholders. Specifically, the Governance Committee:

•	Identifies individuals qualified to become directors and recommends candidates to the Board;

•	Oversees the annual evaluation of the Board and the committees of the Board; and

•	Reviews and makes recommendations to the Board regarding:

¡	the organization and structure of the Board and the committees of the Board;

¡	compensation for the non-employee members of the Board; and

¡	the Corporate Governance Guidelines and other corporate governance matters.

Board Risk Oversight

The Board of Directors is responsible for overseeing the processes that management has established for assessing and managing risk. The Board delegates oversight of certain categories of risk to designated Board committees, which are composed entirely of independent directors. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee. The Audit Committee oversees and is responsible for reviewing our processes, including guidelines and policies that govern the processes, for consistency with our risk assessment and risk management policies. The Audit Committee also oversees and is responsible for reviewing our major financial risk exposures and the steps management has undertaken to monitor and manage them, as well as financial reporting and internal controls. The Environmental, Health & Safety Committee oversees environmental, health, safety and security risks and is responsible for reviewing our policies, performance and practices relating to these risks to our employees and assets, and the communities and environment in which we operate.

The Board and the Audit and Environmental, Health & Safety Committees annually discuss with management, including members of the Executive Committee, our policies and practices with respect to risk assessment and risk management. Throughout the year, the Board and each of the Audit and Environmental, Health & Safety Committees receive regular reports from management regarding major risks facing us and the steps management has taken to monitor and manage such risks. At least annually, the Board meets with the chair of our management Risk Committee concerning the status and effectiveness of our risk prevention and mitigation activities, emerging risks and risk assessment and management practices. The Board receives periodic reports from executive management on our strategic risks. In addition, the Audit Committee receives annual reports from management of the results of the annual review and assessments conducted by management and discussed below, to identify our annual priority risk profile. The Audit Committee approves an annual internal audit plan, which incorporates our priority risk management activities and receives regular reports of our audit activities throughout the year. The Environmental, Health & Safety Committee approves an annual environmental, health and safety plan which also incorporates priority risks and receives regular reports throughout the year from management and operating personnel of our activities managing those risks.

We have established a management Risk Committee comprised of senior level business management leadership from our financial, strategic, governance, administrative and operational functions. The Risk Committee reports to the Company’s Executive Committee consisting of our President and CEO; Executive Vice President, Operations; Executive Vice President, General Counsel and Secretary; Senior Vice President and CFO; and other senior officers in key areas of our organization. The Risk Committee is chaired by the person in charge of our Enterprise Risk Group. The Risk Committee and Enterprise Risk Group facilitate an annual review to assess and prioritize the risks facing us. Our subject matter experts participate in the annual review to assess primarily financial, strategic, governance, and operational risks. The Enterprise Risk Group continually interacts with the Risk Committee and various levels of our organization to assess the status and effectiveness of risk prevention and mitigation activities, identify emerging risks and facilitate management’s enhancement of our risk assessment and management practices. The Risk Committee meets monthly throughout the year to continually review priority risks, risk prevention and mitigation activities and emerging risks and facilitate management’s continual improvement of monitoring and managing risks. The chair of the Risk Committee meets periodically with the Executive Committee to report on the activities of the Risk Committee. Subcommittees of the Risk Committee exist to assess and manage specific risks facing us.

Risk Considerations in our Compensation Programs

In August 2011, our management in consultation with the Compensation Committee’s independent consultant performed an annual assessment of the risks associated with our current compensation programs. The Compensation Committee reviewed management’s assessment covering our employees, including executives, and discussed the concept of risk as it relates to our compensation programs. The assessment and discussions concluded the following:

•	We have an appropriate pay philosophy and market positioning for our executive compensation programs to support our business objectives.

•

Our compensation programs appropriately balance fixed compensation with short-term and long-term variable compensation such that no single pay element would motivate employees to engage in excessive risk taking.

•	The characteristics of our annual incentive program design do not lend themselves to excessive risk taking because we base annual incentive awards on:

¡

Corporate, business unit and individual performance goals, with a variety of pre-established performance conditions in each category, thus diversifying the risk associated with any single indicator of performance; and

¡	Financial and non-financial performance targets that are objectively determined by measureable and verifiable results.

•

Our long-term incentive program encourages employees to focus on our long-term success by providing a mix of performance shares and market stock units, each of which only reward employees if we meet specified performance goals or our stock price increases. These awards also incorporate pre-established caps to prevent over-payment.

•	Our executive stock ownership guidelines promote having our senior executives maintain a substantial stake in our long-term success.

We have established a “clawback” policy that allows the Board of Directors to recoup incentive compensation received by a senior executive for misconduct resulting in a material financial restatement. The “clawback” policy is discussed in more detail under the heading “Compensation Discussion and Analysis — Clawback Policy” in this Proxy Statement.

Director Nomination Process

The Governance Committee considers from time to time suitable candidates for membership on the Board, including candidates recommended by stockholders. In 2011, we used a third-party search firm to help identify potential director candidates, specifically a candidate with both chief executive officer and non-refining and marketing industry experience.

Stockholder candidates will be evaluated in accordance with the criteria for director selection described above under “Director and Nominee Experience and Qualifications.” With respect to the 2013 Annual Meeting of Stockholders, stockholders wishing to recommend a potential Board candidate for the Governance Committee’s consideration must write to the Corporate Secretary at the address set forth on page 69 of this Proxy Statement during the period beginning on January 3, 2013, and ending on February 2, 2013, and include the name of and contact information for the candidate. Candidates recommended to the Governance Committee in accordance with these procedures also will need to complete a Director and Officer Questionnaire in the form we provide. Stockholders who wish to nominate a director at an annual meeting in accordance with our Bylaws should follow the instructions described below under “Stockholder Proposals.”

Director Attendance

The Board of Directors met six times during 2011. Each director attended more than 75% of the meetings of the Board and committees on which such director served (held during the period that such director served) during 2011. In addition, in 2011 the independent directors met in executive session, chaired by the Chairman of the Board, four times. Our Corporate Governance Guidelines provide that all members of the Board are expected to attend our annual meeting of stockholders, and all of our current directors (excluding Mr. Lilley, who joined the Board in December 2011) attended the 2011 Annual Meeting of Stockholders.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics for Senior Financial Executives that is specifically applicable to the CEO, the CFO, the Controller and persons performing similar functions. In addition, we have a Code of Business Conduct that applies to all of our directors, officers and employees. Both the Code of Business Conduct and Ethics for Senior Financial Executives and the Code of Business Conduct are available on our website at www.tsocorp.com under the heading “Investors” and the subheading “Board of Directors.” We will post on our website any amendments to, or waivers from, either of our Codes requiring disclosure under applicable rules.

Communicating with the Board

Persons may communicate with the Board, or directly with Mr. Grapstein, Chairman of the Board, or the independent members of the Board, by submitting such communication in writing to:

c/o Chairman of the Board of Directors

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

In addition, the Audit Committee has established procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with our Audit Committee may do so by submitting such communication in writing to:

c/o Chairman of the Audit Committee

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

TRANSACTIONS WITH RELATED PERSONS

Except for transactions relating to Tesoro Logistics, LP and its subsidiaries, we did not have any transactions with any related persons (as described below) requiring disclosure since the beginning of 2011.

Our Board of Directors has not adopted a formal written related-person transaction approval policy. However, we use the procedure described below when reviewing, approving, or ratifying “related person transactions.” For these purposes, a “related person” is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This procedure applies to any financial transaction, arrangement or relationship or any series of similar financial transactions, arrangements or relationships in which we are a participant and in which a related person has a direct or indirect interest, other than the following:

•	Payment of compensation by us to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a “related person”;

•	Transactions available to all employees or all stockholders on the same terms;

•

Purchases from us in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in our filings with the SEC; and

•	Transactions, which when aggregated with the amount of all other transactions between the related person and us, involve less than $120,000 in a fiscal year.

Our Audit Committee approves any related-person transaction before commencement of such transaction, provided that if the related-person transaction is identified after it commences, it is brought to the Audit Committee for ratification, amendment or rescission. The Chairman of our Audit Committee has the authority to approve or take other actions with respect to any related-person transaction that arises, or first becomes known, between meetings of the Audit Committee, provided that any action by the Chairman of our Audit Committee must be reported to our Audit Committee at its next regularly scheduled meeting.

Our Audit Committee analyzes the following factors, in addition to any other factors the members of the Audit Committee deem appropriate, in determining whether to approve a related-person transaction:

•	Whether the terms are fair to us;

•	Whether the transaction is material to us;

•	The role the related person has played in arranging the transaction;

•	The structure of the transaction; and

•	The interests of all related persons in the transaction.

Our Audit Committee may, in its sole discretion, approve or deny any related-person transaction. Approval of a related-person transaction may be conditioned upon us and the related person following certain procedures designated by the Audit Committee.

Relationship with TLLP

We own (directly and through our affiliates) approximately 50% of the limited partner interests in Tesoro Logistics, LP (“TLLP”). Tesoro Logistics GP, LLC (the “general partner” or “TLGP”) is our wholly-owned, direct subsidiary that owns a 2% general partner interest in TLLP. The general partner manages TLLP’s operations and activities through its officers and directors. Transactions with TLLP are considered to be related party transactions because Messrs. Goff, Spendlove, Romasko and Parrish serve as executive officers of both Tesoro and TLGP.

Initial Public Offering and Related Structuring Transactions

On April 20, 2011, TLLP’s common units began trading on the New York Stock Exchange under the symbol “TLLP.” On April 26, 2011, TLLP closed the initial public offering (the “Offering”) of 14,950,000 common units of TLLP at a price of $21.00 per unit, which included a 1,950,000 unit over-allotment option that was exercised by the underwriters. In connection with the Offering, all of TLLP’s initial net property, plant and equipment was contributed by us and our subsidiaries Tesoro Refining and Marketing Company (“TRMC”) and Tesoro Alaska Company (“Tesoro Alaska”) in a series of transactions in exchange for:

•	304,890 common units and 15,254,890 subordinated units, representing an approximate aggregate 50% interest, excluding the general partner interest, in TLLP;

•	all of the incentive distribution rights (as discussed in TLLP’s partnership agreement);

•	622,649 general partner units, representing a 2% general partner interest; and

•	an aggregate cash distribution of $333.0 million.

Distributions

TLLP generally makes cash distributions of 98% to unitholders, including to us as the direct and indirect holder of an aggregate 304,890 common units and 15,254,890 subordinated units, and 2% to the general partner (assuming it makes any capital contributions necessary to maintain its 2% interest in us). In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, the general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level. During 2011, TLLP distributed $9,254,957 to us with respect to common and subordinated units and $370,352 with respect to the 2% general partner interest.

Commercial Agreements

We entered into various long-term, fee-based commercial agreements with TLLP at the closing of the Offering under which TLLP provides various pipeline transportation, trucking, terminal distribution and storage services to us, and we commit to provide TLLP with minimum monthly throughput volumes of crude oil and refined products. We believe the terms and conditions under these agreements, as well as our other initial agreements with TLLP described below, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. Descriptions of the services TLLP provides us under these commercial agreements and the approximate amounts we paid TLLP under these agreements in 2011 are as follows:

•	a pipeline transportation services agreement for the gathering and transporting crude oil on TLLP’s High Plains system ($19.2 million);

•	a crude oil trucking transportation services agreement for trucking related services and scheduling and dispatching services ($18.1 million);

•	a master terminalling services agreement for terminalling services at TLLP’s refined products terminals ($24.9 million);

•	a pipeline transportation services agreement for transporting crude oil and refined products on TLLP’s Salt Lake City (“SLC”) short-haul pipelines ($4.3 million); and

•

a SLC storage and transportation services agreement for storing crude oil and refined products at TLLP’s SLC storage facility and transporting crude oil and refined products between the storage facility and our Utah refinery through dedicated interconnecting pipelines ($3.6 million).

Omnibus Agreement

In connection with the closing of the Offering, we entered into an Omnibus Agreement (the “Omnibus Agreement”) with TLLP, TLGP, TRMC, Tesoro Alaska, and Tesoro Companies, Inc. (“TCI”) that addresses, among other things, the following matters:

•

TLLP’s obligation to pay us an annual corporate services fee, initially in the amount of $2.5 million, for the provision by us of certain centralized corporate services, as well as its obligation to reimburse us for all other direct or allocated costs and expenses incurred by us or our affiliates on TLLP’s behalf;

•	an agreement from us, TRMC and Tesoro Alaska not to compete with TLLP under certain circumstances;

•	TLLP’s right of first offer to acquire certain logistics assets from us, TRMC and Tesoro Alaska;

•

the indemnification obligations of the parties for certain claims, losses and expenses attributable to certain environmental, title, tax and other liabilities relating to assets contributed by us and our subsidiaries to TLLP; and

•	the granting of a license from us to TLLP with respect to use of the Tesoro name and trademark.

So long as we control TLGP, the Omnibus Agreement will remain in full force and effect unless mutually terminated by the parties. TLLP paid us approximately $14.5 million pursuant to this agreement and we paid TLLP approximately $0.5 million pursuant to this agreement during 2011.

Operational Services Agreement

In connection with the closing of the Offering, TLGP and TLLP’s subsidiaries entered into an Operational Services Agreement (the “Operational Services Agreement”) with Tesoro Alaska, TRMC, and TCI (collectively the “Tesoro Group”) under which the Tesoro Group will provide TLLP pipelines, terminals and storage facilities with certain operational services, such as communications, electricity, software services, security, fire and safety, maintenance and certain environmental services. In addition, TLLP and its subsidiaries will pay the Tesoro Group an annual service fee for services performed by certain of the Tesoro Group’s field-level employees at TLLP’s Mandan terminal and Salt Lake City storage facility. TLLP and its subsidiaries paid us approximately $0.2 million pursuant to this agreement during 2011.

STOCK OWNERSHIP INFORMATION

Security Ownership by Directors and Executive Officers

The following table shows the beneficial ownership of our common stock reported to us as of March 8, 2012, including shares as to which a vested right to acquire ownership exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shares credited to accounts under our Thrift Plan, for each director and nominee, the CEO, the CFO and our other three most highly compensated officers during 2011 and our current directors and officers as a group. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of our common stock listed. As of March 8, 2012, there were 140,653,792 shares outstanding.

	Common Stock Owned of Record (1)	Common Stock Underlying Exercisable Options (2)	Common Stock Credited under Thrift Plan	Common Stock for which Beneficial Ownership is Otherwise Attributed		Total Stock- Based Ownership (3)	Percent of Class
Directors and Nominees
Rodney F. Chase	5,996	19,000	-	-		24,996	*
Gregory J. Goff	160,103	98,774	568	-		259,445	*
Robert W. Goldman	8,107	37,000	-	-		45,107	*
Steven H. Grapstein	76,944	39,000	-	26,502	(4)	142,446	*
David Lilley	-	-	-	-		-	-
J.W. Nokes	6,066	19,000	-	-		25,066	*
Susan Tomasky	-	-	-	-		-	-
Michael E. Wiley	12,942	31,000	-	-		43,942	*
Patrick Y. Yang	6,000	-	-	-		6,000	*
Named Executive Officers
David K. Kirshner	62,000	21,000	-	-		83,000	*
Charles S. Parrish	47,913	250,033	10,412	-		308,358	*
Daniel R. Romasko	29,000	5,000	-	-		34,000	*
G. Scott Spendlove	45,273	140,433	7,957	-		193,663	*
All Current Directors and Executive Officers as a Group (16 individuals)	517,317	993,707	35,815	27,463	(4)(5)	1,574,302	1.1%

*	Less than 1.0%

(1)	Includes shares of unvested restricted stock.

(2)	Includes shares that the listed persons had the right to acquire through the exercise of stock options on March 8, 2012, or within 60 days thereafter.

(3)	Units of phantom stock, payable in cash, which have been credited to the directors under the Board of Directors Deferred Compensation Plan and the Phantom Stock Plan are not included in the shares shown. Performance shares and market stock unit awards granted to executive officers for performance periods ending December 31, 2013 and later are not included in the shares shown.

(4)	Mr. Grapstein disclaims beneficial ownership for the shares shown, which are held in accounts for his spouse and minor children.

(5)	Includes 961 shares held in the retirement account of an executive officer’s spouse.

The following table shows the beneficial ownership of our units of TLLP reported to us as of February 15, 2012, including units as to which a vested right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the Exchange Act, for each director and nominee, the CEO, the CFO and our other three most highly compensated officers during 2011 and our current directors and officers as a group. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the units listed. As of February 15, 2012, there were 15,254,890 common units outstanding (including 304,890 common units held by Tesoro Corporation and its affiliates). This table does not include (1) the 622,649 general partner units held by Tesoro Logistics GP, LLC or the 304,890 common units and 15,254,890 subordinated units held by us and our affiliates or (2) phantom units held by certain of our executive officers that do not vest within 60 days of February 15, 2012. None of our officers or directors hold general partner or subordinated units.

	Common Units Directly Owned	Common Units to Which a Right to Acquire Ownership Exists (1)	Common Stock for which Beneficial Ownership is Otherwise Attributed		Total Unit- Based Ownership	Percent of Class
Rodney F. Chase	-	-	-		-	-
Gregory J. Goff	10,000	-	-		10,000	*
Robert W. Goldman	4,100	-	-		4,100	*
Steven H. Grapstein	5,000	-	200	(2)	5,200	*
David Lilley	-	-	-		-	-
J.W. Nokes	-	-	-		-	-
Susan Tomasky	-	-	-		-	-
Michael E. Wiley	2,500	-	-		2,500	*
Patrick Y. Yang	5,000	-	-		5,000	*
Named Executive Officers			-
David K. Kirshner	-	-	-		-	-
Charles S. Parrish	-	-	-		-	-
Daniel R. Romasko	-	-	-		-	-
G. Scott Spendlove	-	-	-		-	-
All Current Directors and Executive Officers as a Group (16 individuals)	26,600	-	200		26,800	*

*	Less than 1.0%

(1)	None of the individuals included in the chart above have a right to acquire common units by March 8, 2012 or within 60 days thereafter.

(2)	Mr. Grapstein disclaims beneficial ownership for the shares shown, which are held in accounts for his spouse and minor children.

Security Ownership by Certain Beneficial Owners

The following table sets forth information from filings made with the SEC as to each person or group who as of December 31, 2011 (unless otherwise noted) beneficially owned more than 5% of the outstanding shares of our common stock.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Class (1)
FMR LLC (2) 82 Devonshire Street Boston, MA 02109	17,125,127	12.2%
BlackRock Inc. (3) 40 East 52nd Street New York, NY 10022	12,449,010	8.9%
The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	9,313,570	6.6%
Westfield Capital Management Company, LP (5) 1 Financial Center Boston, Massachusetts 02111	7,876,533	5.6%
Aronson & Johnson & Ortiz, LP (6) 230 S. Broad Street, 20th Floor Philadelphia, Pennsylvania 19102	7,494,200	5.3%
State Street Corp. (7) State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	6,878,590	4.9%

(1)	Based on the number of shares outstanding (140,653,792) on March 8, 2012, plus the number of shares acquirable by the specified person(s) within 60 days of March 8, 2012.

(2)	According to a Schedule 13G filed with the SEC on February 14, 2012, FMR LLC has sole voting power with regard to 83,687 shares of our common stock, shared voting power with regard to none of the shares of our common stock, sole investment power with regard to 17,125,127 shares of our common stock and shared investment power with regard to none of the shares of our common stock, and Edward C. Johnson 3d has sole voting power with regard to 54,202 of the shares of our common stock and sole investment power with regard to 17,125,127 shares of our common stock.

(3)	According to a Schedule 13G filed with the SEC on February 10, 2012, BlackRock Inc. has sole voting power and sole investment power with regard to 12,449,010 shares of our common stock.

(4)	According to a Schedule 13G filed with the SEC on February 9, 2012, The Vanguard Group, Inc. has sole voting power with regard to 198,908 shares of our common stock, sole investment power with regard to 9,114,662 shares of our common stock and shared investment power with regard to 198,908 shares of our common stock.

(5)	According to a Schedule 13G filed with the SEC on February 13, 2012, Westfield Capital Management Company, LP has sole voting power with regard to 5,329,283 shares of our common stock and sole investment power with regard to 7,876,533 shares of our common stock.

(6)	According to a Schedule 13G filed with the SEC on February 14, 2012, Aronson & Johnson & Ortiz, LP has sole voting power with regard to 4,457,800 shares of our common stock and sole investment power with regard to 7,494,200 shares of our common stock.

(7)	According to a Schedule 13G filed with the SEC on February 13, 2012, State Street Corp. has shared voting power and shared investment power with regard to 6,878,590 shares of our common stock. State Street Bank & Trust Company disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our voting stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock or other equity securities. Based on a review of those forms provided to us and any written representations, we believe that during the year ended December 31, 2011, our directors, executive officers and holders of more than 10% of our voting stock filed the required reports on a timely basis under Section 16(a) except for the following transactions which were not timely filed due to administrative error: a Form 4 for Mr. Goldman reporting the receipt of 1,836.158 shares of phantom stock on September 30, 2011, and Form 4 for Mr. Grapstein reporting the purchase of 5,000 shares of common stock on August 25, 2011, and a Form 4 for Mr. Grapstein reporting the receipt of 2,354.452 shares of phantom stock on December 31, 2011.

COMPENSATION OF DIRECTORS

Director Compensation Program

The director compensation program provides for an annual retainer of $220,000, payable 50% in cash and 50% in phantom stock (cash denominated units which track the Company’s stock price) that must be deferred for a minimum of three years before it may be distributed to a director. During 2011, we provided the following annual compensation to directors who are not employees. We do not pay management directors for Board service in addition to their regular employee compensation.

Retainer and Fees

Non-Employee Director Annual Retainers and Fees (1)
Board of Directors (2)	$220,000
Board Chair	$200,000
Audit Committee Chair	$20,000 (3)
Compensation Committee Chair	$15,000 (4)
Environmental, Health & Safety Committee Chair	$15,000 (5)
Governance Committee Chair	$15,000 (5)

(1)	In addition to the retainers set forth in the table, we reimburse our directors for travel and lodging expenses that they incur in connection with their attendance at meetings of the Board, meetings of any Board committee of which they are a member and our annual meeting of stockholders.

(2)	The Annual Base Retainer of $220,000 was payable 50% in cash and 50% in phantom stock that must be deferred for a minimum of three years before it may be distributed to a director.

(3)	The Audit Committee Chair Fee was increased from $15,000 to $20,000 effective August 2, 2011.

(4)	The Compensation Committee Chair Fee was increased from $10,000 to $15,000 effective August 2, 2011.

(5)	Both the Environmental, Health & Safety Committee Chair Fee and the Governance Committee Chair Fee were increased from $8,000 to $15,000 effective August 2, 2011.

Information on Director Compensation Plans

Board of Directors Deferred Compensation Plan.    Under the Tesoro Corporation Board of Directors Deferred Compensation Plan (the “Deferred Compensation Plan”), a director electing to participate may defer a minimum of 20% and up to 100% of his or her total cash compensation, including the portion of the annual retainer paid in cash or chair fees, for the ensuing year into an interest-bearing deferred cash account maintained by us, or with respect to the portion of the annual retainer paid in cash only, into the director’s deferred phantom stock account. For amounts deferred into a cash account, interest is applied each quarter to the beginning account balance at the prime rate published in the Wall Street Journal on the last business day of the quarter plus two percentage points (5.25% at December 30, 2011). One-half of each non-employee director’s annual retainer fee is mandatorily deferred as a non-elective contribution to a deferred phantom stock account. The deferred phantom stock must be held in the account for at least three years regardless of whether the director is an active member of the Board. A director may also elect to defer the phantom stock beyond the mandatory three-year period.

All payments under the Deferred Compensation Plan are solely our obligation. Upon the disability or death of a participating director or upon a change of control (as defined in the Deferred Compensation Plan), the balance in the director’s account under the Deferred Compensation Plan is payable to him or her, or his or her beneficiary or beneficiaries, as applicable, in one lump sum.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total ($)
Rodney F. Chase	127,070	110,000	-	-	237,070
Robert W. Goldman	120,898	110,000	50	-	230,948
Steven H. Grapstein	310,000	110,000	1,569	-	421,569
William J. Johnson (4)	37,849	37,849	-	-	75,698
David Lilley (5)	3,548	93,548	-	-	97,096
J.W. Nokes	120,898	110,000	-	-	230,898
Donald H. Schmude (4)	37,849	37,849	4,342	-	80,040
Susan Tomasky (6)	99,851	189,851	-	-	289,702
Michael E. Wiley	122,070	110,000	-	-	232,070
Patrick Y. Yang	110,000	110,000	613	-	220,613

(1)	Of the fees earned, the following amounts were elected by the director to be deferred pursuant to the Board of Directors Deferred Compensation Plan into the deferred cash account or the deferred phantom stock account: Mr. Goldman, $33,000; Mr. Grapstein, $310,000; Mr. Lilley, $3,548; Mr. Schmude, $37,849 and Mr. Yang, $110,000.

(2)	The amounts in the table reflect the aggregate grant date fair value of phantom units granted during the fiscal year, calculated in accordance with financial accounting standards. One-half of each non-employee director’s annual retainer fees that are mandatorily deferred as a non-elective contribution into the director’s deferred phantom stock account. These amounts also include the sign-on awards of $90,000 each for Mr. Lilley and Ms. Tomasky that is also mandatorily deferred into the director’s deferred phantom stock account. No options were granted in 2011. The table below reflects the total options and total phantom stock units outstanding as of the end of the year for each non-employee director.

Director	Total Options Outstanding	Total Phantom Stock Units Outstanding
Rodney F. Chase	19,000	18,898
Robert W. Goldman	37,000	26,042
Steven H. Grapstein	39,000	53,976
William J. Johnson	39,000	14,681
David Lilley	-	4,341
J.W. Nokes	19,000	18,717
Donald H. Schmude	39,000	45,159
Susan Tomasky	-	8,765
Michael E. Wiley	31,000	19,173
Patrick Y. Yang	-	10,463

(3)	The amounts shown represent interest credited under the Board of Directors Deferred Compensation Plan exceeding 120% of the applicable federal rate.

(4)	Messrs. Johnson and Schmude retired from the Board effective May 5, 2011.

(5)	Mr. Lilley was elected to the Board effective December 20, 2011.

(6)	Ms. Tomasky was elected to the Board effective February 4, 2011.

Director Stock Ownership Guidelines

The Director Stock Ownership Guidelines require directors to own stock (either directly or as deferred phantom shares) valued at five times their annual cash retainer. Directors who were serving as of May 1, 2009 have five years from that date to meet the ownership requirement. New directors have five years from the date of their initial election to the Board to meet their ownership requirement. Once the requirement is met, the directors must retain their level of ownership until they no longer serve on the Board. All current directors either meet the guidelines or are on track to do so within the required time period.

PROPOSAL NO. 2 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At our 2011 Annual Meeting of Stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of future stockholder advisory votes on the compensation of our named executive officers (“Say-on-Pay Votes”). More than a majority of the votes cast on the frequency proposal were cast in favor of holding an annual Say-on-Pay Vote, as was recommended by the Board of Directors. In light of this result and other factors, the Board determined that it currently intends for us to hold annual Say-on-Pay Votes until the next advisory vote on the frequency of Say-on-Pay Votes occurs no later than our 2017 Annual Meeting of Stockholders.

At our 2011 Annual Meeting of Stockholders, the Company’s stockholders also provided an advisory vote to approve the compensation of our named executive officers disclosed in our 2011 Proxy Statement. Stockholders expressed substantial support for the compensation of our named executive officers, with 88.7% of the votes cast voting in favor of the proposal. Our Compensation Committee, Board of Directors and executive management team took into consideration this high level of support for the Company’s executive compensation programs and continued the 2011 compensation strategy. Our strategy includes ongoing evaluation and adaptation, as necessary, of our compensation programs to ensure continued alignment between company performance and pay.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are now asking stockholders to approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this 2012 Proxy Statement. As described below in the Compensation Discussion and Analysis, the Compensation Committee has structured our executive compensation programs to achieve the following key objectives:

•	Reward leaders for superior execution and delivery of outstanding business results and driving a performance-oriented culture;

•	Promote and sustain exceptional performance over time to generate long-term growth in stockholder value; and

•	Inspire teamwork and motivate superior individual performance.

Our named executive officer compensation decisions in 2011 reflect these objectives. For example, we directly aligned our annual and long-term incentive compensation programs with our strategic priorities by featuring specific performance measures that support strengthening our financial position and capturing value-driven growth, as targeted in our multi-year business plan. The 2011 annual incentive awards were paid between 147.5% and 158% of target for our named executive officers, based on our strong 2011 operating performance. We also strengthened our commitment to best practices in our executive compensation programs by obtaining stockholder approval of a new long-term incentive plan covering executive and other key employees that focuses on pay for performance and promotes employee retention. The plan offers flexibility to grant a variety of market-competitive appreciation and full-value award types. As a result, we made our annual grants of long-term incentive awards to our named executive officers in May 2011. These grants focused solely on performance awards and no service-based restricted stock or stock options were included in the annual grants. Approximately 50% of the 2011 awards granted to our named executive officers were made in the form of performance shares (equally weighted between two distinct performance metrics) that are designed to pay-out based on relative performance against peers in the refining and marketing industries and companies in the S&P 500 Index, over a 36-month performance period. The balance of the 2011 awards granted to our named executive officers were made in the form of market stock units that are designed to pay-out based on our stock price performance over the 36-month performance period.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 28 of this Proxy Statement, which describes in more detail how our executive compensation programs operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 43 through 63, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the programs articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement will contribute to our long-term success.

This advisory Say-on-Pay Vote is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

Our Board of Directors recommends that you vote “FOR” the approval of the compensation paid to our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) discusses the principles underlying our executive compensation programs and the key executive compensation decisions that were made for 2011. It also explains the most important factors relevant to those decisions. This CD&A provides context and background for the compensation earned by and awarded to our named executive officers (“NEOs”), as reflected in the compensation tables that follow the CD&A. Our NEOs for 2011 include the following individuals:

•	Gregory J. Goff, President and Chief Executive Officer;

•	G. Scott Spendlove, Senior Vice President and Chief Financial Officer;

•	Daniel R. Romasko, Executive Vice President, Operations;

•	Charles S. Parrish, Executive Vice President, General Counsel and Secretary; and

•	David K. Kirshner, Senior Vice President, Commercial.

Everett D. Lewis, former Executive Vice President and Chief Operating Officer, ceased to be employed with us on March 31, 2011, but is also considered an NEO for purposes of this Proxy Statement. The terms of Mr. Lewis’ separation are summarized under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement.

2011 Business Results

Our vision is to be the premier low-cost supplier of transportation fuels in the refining and marketing business within our markets, providing value for our customers while delivering industry leading returns for our stockholders and conducting ourselves responsibly in the communities in which we operate. To achieve these goals we are pursuing the following strategic priorities:

•	improve operational efficiency and effectiveness by focusing on safety and reliability, system improvements and cost leadership;

•	drive commercial excellence by strengthening our supply and trading activities to provide additional value to the business;

•	strengthen our financial position by exercising capital discipline and focusing on improving our liquidity; and

•	capture value-driven growth through a focus on our logistics assets and growing our marketing business.

Our goals were focused on these strategic priorities during 2011 and we accomplished the following, which contributed to total shareholder return of 26%, ranking us first among our performance peers:

	Operational Efficiency & Effectiveness	Commercial Excellence	Financial Discipline	Value Driven Growth
Increased refinery utilization to 87%	—
Decreased manufacturing costs per barrel from $5.83 in 2010 to $4.98 in 2011	—
Leveraged our logistics operations to strategically source advantaged crude and provide market optionality for the sale of refined products		—
Increased exports off the West Coast and expanded trading through Tesoro Panama Company S.A. in support of our refining operations		—
Reduced our total debt to total capitalization ratio from 38% at the end of 2010 to 30% at the end of 2011			—
Purchased 4.7 million shares of common stock to offset the dilutive effects of previous stock-based compensation awards			—
Successfully completed the initial public offering of Tesoro Logistics LP in April 2011			—	—
Strengthened refining and marketing integration through the addition of wholesale supply contracts for 300 branded stations in 2011 and announced agreements to lease or purchase approximately 290 additional retail stations beginning in 2012				—
Announced plans to invest in significant high-return capital projects intended to improve yields, reduce feedstock and operating costs and expand our logistics infrastructure. These investments are expected to better position the company competitively and deliver meaningful EBITDA growth.	—	—	—	—

In addition, we completed our successful transition to a new leadership team dedicated to executing our multi-year business plan, including the appointments of Mr. Romasko as our Executive Vice President, Operations and Mr. Kirshner as our Senior Vice President, Commercial.

Our Executive Compensation Framework

Our executive compensation framework is strategically designed to align overall compensation with the successful delivery of outstanding business results. Our executive compensation programs target the market median for each element of direct compensation (base salary, annual cash incentives and long-term incentives) while allocating the majority of total direct compensation to performance-based annual cash incentives and long-term incentives. This approach allows us to reward our executives for delivering value to stockholders while reducing or eliminating overall compensation levels if we do not achieve the results of our goals.

2011 Executive Compensation Programs

Reflecting our business results and other considerations, the Compensation Committee’s key decisions in 2011 and early 2012 included:

•

Base salary increases ranging from 3.5% to 17% were approved in February 2012 for Messrs. Goff, Spendlove, Romasko and Parrish as a result of the Compensation Committee’s review of competitive market data and individual performance. No adjustment was made to Mr. Kirshner’s base salary as a result of his relatively short tenure with us.

•

Annual incentive awards were paid in March 2012 to all of our NEOs between 147.5% and 158% of target based on our strong operating performance. We achieved maximum performance levels related to our earnings, safety and environmental targets, while threshold performance was reached for our cost management target. Additional upward adjustments were made to incentive awards for select NEOs to recognize outstanding individual performance.

•

A new long-term incentive plan covering executives and other key employees designed to focus on pay for performance and promote employee retention was approved by our stockholders. The plan offers flexibility to grant a variety of appreciation and full-value award types and includes a Section 162(m)-compliant annual incentive program (to maximize our tax deductibility for bonuses paid to named executive officers). The plan contains best practice provisions around corporate governance, including:

¡	Double-trigger vesting upon change-in-control;

¡	Minimum time-based vesting requirements;

¡	Limits on awards granted to a single executive;

¡	No evergreen features; and

¡	No repricing of stock options or cash buyouts of equity grants without stockholder approval.

•

In May 2011, annual long-term incentive awards were granted to our NEOs. Approximately 50% of the annual awards granted to our NEOs were made in the form of performance shares which are equally weighted between two distinct performance metrics. Each of these awards will pay out at a range of 0-200% of target and are based on relative performance against peers in the refining and marketing industries and companies in the S&P 500 Index, over a 36-month performance period. The balance of the annual awards granted to our NEOs were made in the form of market stock units (“MSUs”) that will become eligible for vesting at the end of the 36-month performance period. MSUs were introduced in 2011 and replaced traditional time-vested restricted stock awards in order to directly align long-term incentive pay with stock price performance. Upon vesting, the MSUs will be earned based on our stock price performance over the performance period.

•

In order to reduce amounts payable to executives who are terminated either involuntarily or upon a change-in-control event to competitive levels and to strengthen stockholder-friendly pay practices, we adopted a new Executive Severance and Change-in-Control Plan that does not include excise tax gross-ups or additional service credit for retirement benefits.

The Compensation Committee believes the actions described above clearly demonstrate our commitment to implementing and executing results-oriented compensation programs that reflect good corporate governance practices.

Compensation Philosophy

Our compensation philosophy is to offer competitive compensation and benefit programs that will attract and retain the talented executives and employees who are critical to executing our strategic priorities and exemplifying our core values.

Our executive compensation programs are comprised of a mix of fixed and variable cash and equity-based pay with a significant portion of actual total compensation dependent on meeting financial and operational objectives.

Our executive compensation programs are designed around the following principles:

•	Rewarding leaders for superior execution and delivery of outstanding business results and driving a performance-oriented culture;

•	Promoting and sustaining exceptional performance over time to generate long-term growth in stockholder value;

•	Inspiring teamwork and motivating superior individual performance.

Our Compensation Committee

All compensation actions for our CEO are approved by the independent members of our Board of Directors after recommendation by our Compensation Committee, which is composed of four independent directors. All compensation actions for our other NEOs are approved by our Compensation Committee. The CEO, the General Counsel or Associate General Counsel — Corporate, the Vice President, Human Resources and Communications and the Managing Director, Compensation and Benefits attend regular Committee meetings and provide information, analysis, additional perspective, and proposals for changes, as requested.

The Committee meets outside the presence of all of our executive officers, including the NEOs, together with the Committee’s compensation consultant, if requested, to consider appropriate compensation for our CEO, taking into consideration an annual review of the CEO’s performance by the independent members of the Board. The Board receives a list of individual goals from the CEO each year during the first quarter and the CEO formally reviews his performance against the goals with the Board during the year and after the close of the fiscal year. The independent Board members evaluate the CEO’s performance. The Committee uses this performance evaluation, market data and input from its compensation consultant to make recommendations to the independent directors regarding the CEO’s base salary, annual cash incentive award payout and long-term equity incentive awards.

The Committee annually reviews the base salary and short-term and long-term compensation for members of senior management, including the other NEOs. Adjustments, if any, are made to the base salaries at the discretion of the Committee after taking into consideration both the comparative analysis described below under the heading “Comparative Analysis” and input from our CEO.

Our CEO makes annual recommendations to the Committee on the short-term and long-term compensation for members of senior management, including the other NEOs. The recommendations are made after finalizing our financial and operational results for the prior fiscal year and are based on the CEO’s evaluation of each of the members’ performance. Factors including financial and operational results, individual contributions in obtaining those results and achievement of individual goals are taken into consideration. The CEO’s recommendations are considered by the Committee when making decisions on setting bonus targets, payments under our annual cash incentive program and grants of long-term equity incentive awards.

When approving changes in total compensation for our officers at the Senior Vice President level and above and other employees designated as Section 16(b) officers as defined by the SEC, the Committee reviews individual compensation data sheets, which provide information on each officer’s current and past compensation including base salary, annual cash incentive compensation, long-term equity incentive awards, and wealth accumulation through participation in our Company-sponsored benefit plans including, but not limited to, deferred compensation plans. The Committee uses the data in the individual compensation data sheets as an informational tool to review how a change in the amount of each compensation element affects the officer’s total compensation and to review each officer’s total compensation in the aggregate. Based upon its most recent review, the Committee determined that total compensation, in the aggregate, for our NEOs was consistent with the Committee’s expectations and our compensation philosophy described above.

Compensation Consultants

The Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”) during fiscal 2011 as a consultant to review our compensation practices and to compare the compensation of our executive officers to that of our peers, as discussed in further detail below under the heading “Comparative Analysis.” During fiscal 2011, FW Cook provided no services to us other than its work providing executive compensation advice to the Compensation Committee.

Comparative Analysis

For fiscal 2011, we used the compensation peer group developed in coordination with FW Cook during fiscal 2010. The peer group was developed using the guiding principles that the peer group should include a sufficient number of companies to minimize year-over-year volatility in compensation data; selection criteria should be objective where possible and include similar scale, industry, and business characteristics that reflect our current circumstances as well as our business direction; and companies should be US-based to facilitate compensation comparisons.

Based on the principles outlined above, the following selection criteria to develop the peer group were approved by the Compensation Committee in 2010 and were unchanged in 2011:

•	Asset/Capital intensive nature;

•	Primarily manufacturers in industries such as oil and gas, chemicals, forest products and utilities in which commodity prices heavily influence profitability;

•	Environmentally and safety focused;

•	Currently in a highly regulated business or whose core operations are likely to be significantly impacted by proposed regulations;

•	Operate a number of fixed manufacturing sites or plants; and

•

Size: companies should generally be no less than one-third and no greater than three times our size as measured by revenue, total assets, and market capitalization. Although market capitalization is considered, assets and revenues are relied upon more heavily for determining our peer group to mitigate the impact of high stock price volatility in our industry.

The members of our peer group are included in the table below. For purposes of the performance shares granted during fiscal 2011, we used a separate performance peer group, as discussed in more detail below under the heading “Long-Term Incentives.”

Air Products and Chemicals, Inc.	Kimberly-Clark Corporation
Alcoa Inc.	Marathon Oil Corporation
Alliant Energy Corporation	Mosaic Company, The
Alon USA Energy, Inc.	Murphy Oil Corporation
Ameren Corporation	NSTAR
Calpine Corporation	NuStar Energy L.P.
Centerpoint Energy, Inc.	Pepco Holdings, Inc.
CHS Inc.	Potash Corporation of Saskatchewan Inc.
Constellation Energy Group, Inc.	PPG Industries, Inc.
Dow Chemical Company	PPL Corporation
Eastman Chemical Company	Praxair, Inc.
Eaton Corporation	Sempra Energy
El Paso Corporation	Smurfit Stone Container Corporation
Frontier Oil Corporation	Sunoco, Inc.
GenOn Energy (successor to Mirant Corporation)	United States Steel Corporation
Hess Corporation	Valero Energy Corporation
Holly Corporation	Western Refining, Inc.
Ingersoll-Rand plc	Weyerhaeuser Company
Integrys Energy Group, Inc.	Williams Companies, Inc.
International Paper Company	XCEL Energy Inc.

For the peer group listed above, the 2010 revenues (in billions) range from $2.3 to $82.2; 2010 total assets (in billions) range from $2.1 to $69.6; and market capitalization (in billions) of $0.3 to $132.3. We had 2010 revenues (in billions) of $20.6; total assets (in billions) of $8.7; and market capitalization (in billions) of $2.7.

In addition to data from the peer group, FW Cook also provided data to the Compensation Committee from the following resources to confirm and enhance the peer group market study:

•	Industry specific data from the Towers Perrin Oil Industry Group (OIG) survey;

•	General industry data; and

•	Proxy executive compensation data for US-based independent refiners including HollyFrontier Corporation, Marathon Petroleum Corporation, Valero Energy Corporation, and Sunoco, Inc.

Elements of Executive Compensation

Our executive compensation programs are designed to reflect the philosophy and objectives described above. The elements of executive pay are presented in the table below and discussed in more detail in the following paragraphs.

Component	Type of Payment/Benefit	Purpose
Base Salary	Fixed annual cash payments with each executive eligible for annual increase.	Attract and retain talent. Designed to be competitive with those of comparable companies.
Annual Cash Incentives	Performance-based annual cash payment.	Pay for performance. Focus on corporate, team/business unit and individual goals.
Long-term Incentives*	Performance shares and market stock units	Align executive compensation with our stockholders by rewarding for performance based on total shareholder return and return on capital employed.
Retirement Benefits	Pension, 401k plan, post-retirement medical program.	Provide competitive level of benefits.
Health and Welfare Benefits	Fixed compensation component, generally available to all employees.	Provide competitive level of benefits.

*	Long-term incentives may be delivered in the form of restricted stock and stock options in connection with sign-on and other special one-time grants.

We generally target direct compensation (base salaries, annual cash incentives and long-term incentives) at the 50th percentile of our peer group because we believe it is a fair and competitive starting point to attract and retain critical executive talent. Our Compensation Committee reviews each executive’s total compensation for alignment with our peer group and our compensation philosophy. However, the Compensation Committee does not determine the level of total compensation based exclusively on comparative analysis against our peer group. It considers other factors, which may include internal equity and consistency and the executive’s job responsibilities, management experience, individual contributions, number of years in his or her position and recent compensation adjustments, as well as other relevant considerations (with no particular weighting assigned to any of these factors). Our emphasis on variable or “at risk” components of incentive pay results in actual compensation ranging above or below the median based on the achievement of the objectives established in our annual and long-term incentive plans and changes in the value of the Company’s stock. Retirement and health and welfare benefits provided to our NEOs are designed to be consistent in value and, to a lesser degree, aligned with benefits offered by companies with whom we compete for talent. In addition, the Compensation Committee believes that each compensation component should be considered separately and that payments or awards derived from one component should not negate or reduce payments or awards derived from other components.

Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and annual compensation (base salary and annual cash incentives), between cash and non-cash compensation, or among different forms of non-cash compensation. However, our strategy includes ongoing evaluation and adaptation, as necessary, of our compensation programs to ensure continued alignment between company performance and pay. The following sets forth the relationship of each of the components of compensation to total compensation for our CEO and NEOs for 2011.

At-Risk Compensation:
Annual Cash Incentive	19%
Long-Term Incentives	64%
Total	83%

*	The compensation elements above are based on Mr. Goff’s targeted compensation opportunities on an annualized basis. 83% of his total compensation is considered “at risk” and is based upon achieving specific performance measures.

At-Risk Compensation:
Annual Cash Incentive	21%
Long-Term Incentives	49%
Total	70%

*	The compensation elements above are based on the targeted compensation opportunities for Messrs. Spendlove, Romasko, Parrish and Kirshner, on an annualized basis. 70% of these other NEOs’ total compensation is considered “at risk” and is based upon achieving specific performance measures.

Base Salaries.    Base salaries for our NEOs are reviewed each year relative to market competitive data as well as other relevant considerations described above. Mr. Goff’s base salary was increased from $900,000 to $1,025,000, effective February 13, 2011 as part of the annual review of base compensation and performance. Mr. Spendlove’s base salary was increased from $400,000 to $460,000, effective September 11, 2011 in connection with the completion of his first year as Senior Vice President and Chief Financial Officer. Mr. Romasko commenced his employment with us in March 2011; his initial base salary was established in connection with the negotiation of his employment with Mr. Goff and approved by our Compensation Committee. Mr. Kirshner commenced his employment with us in October 2011; his initial base salary was established in connection with the negotiation of his employment with Mr. Goff and approved by our Compensation Committee. Mr. Parrish’s base salary remained unchanged during 2011.

On February 1, 2012, the Board approved an increase in the base salary for Mr. Goff and the Compensation Committee approved increases in the base salaries for other NEOs, each effective March 2, 2012 as part of the annual compensation review process which includes analysis of market competitive data for total direct compensation and the NEOs’ respective performance, roles and responsibilities in the Company. Mr. Goff’s base salary was increased from $1,025,000 to $1,200,000; Mr. Spendlove’s base salary was increased from $460,000 to $483,000; Mr. Romasko’s base salary was increased from $560,000 to $616,000; Mr. Parrish’s base salary was increased from $500,000 to $517,500. Mr. Kirshner’s base salary remained unchanged since he joined the Company in the last quarter of 2011.

Annual Performance Incentives.    We believe that annual cash based incentives promote management’s efforts to drive the achievement of annual performance goals and objectives, which in turn helps to create additional stockholder value. In February 2011, the Compensation Committee approved the 2011 incentive compensation program (the “2011 ICP”) based on management’s recommendation. The 2011 ICP structure approved for our senior executives was similarly used for our salaried and hourly incentive-eligible employees. The ICP structure uses a mix of objectives designed to focus management on key areas of performance. The 2011 performance measures were critical success factors outlined in our business plan within the control and influence of management with targets set at stretch levels that would generate significant value for stockholders if met. The design of our 2011 ICP allowed for cascading corporate goals down the organization from corporate through business units to individuals.

With the exception of Mr. Goff, 2011 ICP payouts were determined by performance against pre-established performance levels for two equally weighted components (corporate performance and business unit performance). For Mr. Goff, 2011 ICP payouts were determined by performance against pre-established performance levels for only corporate performance. Business unit performance was added for the NEOs, other than Mr. Goff, because each of them has responsibility for a specific business unit or several business units. The program provided all employees the same upward and downward bonus opportunity (0% below threshold; 50% at threshold; 100% at target; 200% at maximum). The Committee had further discretion to decrease or increase payouts for senior executives by up to 25% of target amounts based upon its assessment of quantitative and qualitative measures relating to: our performance relative to our peers, market expectations or broader indexes, progress in attaining strategic goals, business unit performance, and leadership attributes (no particular weighting was assigned to any measure).

For 2011, the NEO target bonus amounts, as a percentage of base salary earnings for the year, are shown in the table in the section entitled “Overall Performance and Payouts”. Mr. Lewis was not eligible for payment of the annual incentive compensation award due to his departure during 2011.

Component 1 — Corporate Performance.

The first component of the ICP was our corporate performance, including earnings before interest, taxes, depreciation and amortization (EBITDA), safety and environmental measures and cost management. EBITDA was the most heavily weighted metric of this component because we believe that significant improvements in EBITDA drive cash flow, provide financial strength, and increase stockholder value. For this component of ICP we measure EBITDA on a margin neutral rather than a reported basis by excluding fluctuations in commodity prices over which management has little influence. The use of EBITDA on a margin neutral basis to assess our performance more accurately reflects the internal improvements we make in our business. In 2011, the margin neutral EBITDA used for purposes of calculating ICP awards was $1.07 billion while our reported EBITDA was $1.48 billion. In subsequent years, the effect of adjusting EBITDA to a margin neutral basis could result in ICP EBITDA above or below reported EBITDA. The other corporate performance metrics emphasize the importance of environmental, safety and reliability and support a focus on driving further efficiencies. The 2011 corporate performance metrics and results applicable to the ICP are summarized below:

Goal	Weighting	Performance Levels			Actual Perfor- mance	% Achieved
		Threshold	Target	Maximum
EBITDA (measured on a margin neutral basis)	50%	$640 million	$875 million	$1 billion	$1.07 billion	200%
Personal Safety (measured by improvement in # of incidents)	5%	10% improvement over 3-year average (0.79)	15% improvement over 3-year average (0.74)	20% improvement over 3-year average (0.69)	.53	200%
Process Safety Management (measured by improvement in # of incidents)	5%	3-year average (12)	20% improvement over 3-year average (9)	30% improvement over 3-year average (7)	4	200%
Environmental (measured by improvement in # of incidents)	5%	3-year average (35)	10% improvement over 3-year average (32)	20% improvement over 3-year average (27)	25	200%
Cost Management*	35%	$1.12 billion	$1.09 billion	Less than $1.09 billion	$1.12 billion	50%
			Overall Performance Achieved			147.5%

*	Cost management is measured as total cash costs excluding refining variable costs, annual incentive compensation program, stock-based compensation expense, non-controllable expenses for post-retirement employee benefits (pension and medical) and insurance (property, casualty and liability), spill prevention costs and environmental accruals and benefits. Includes allocations of refining maintenance and labor to capital projects.

Component 2 — Business Unit Results.

The second 2011 ICP component was more specifically tailored to the performance of the individual’s business unit. Our business unit goals are directly aligned with our corporate objectives and are measured using common criteria to promote consistency throughout the organization. Business unit criteria include safety and environmental, cost management, improvements in EBITDA, and business improvement and value creation initiatives. Like the overall structure of the 2011 ICP, the business unit targets were set at stretch levels that were challenging and would generate significant value for our stockholders. This component was tied to Finance and Accounting for Mr. Spendlove, Operations for Mr. Romasko, Legal and Government Relations for Mr. Parrish, and Supply and Trading and Optimization for Mr. Kirshner. Business unit targets are not disclosed because such disclosure would cause competitive harm to us.

Discretionary Adjustments.

The Committee had the discretion to adjust the individual awards granted to the NEOs upward or downward by up to 25% of target based on their assessment of quantitative and qualitative measures relating to our performance relative to our peers, market expectations or broader indices, progress in attaining strategic goals, business unit performance and leadership attributes, with no particular weighting assigned to any measure. In recognition of Mr. Goff’s strong leadership during 2011, which was evidenced by ranking first in total shareholder return among our performance peers for the year, the successful initial public offering of TLLP and a strengthened balance sheet which reduced our debt to capitalization ratio to 30%, the Committee recommended, and the Board approved, a 15% upward adjustment for Mr. Goff. The Committee approved a 15% upward adjustment for Mr. Romasko in recognition of our improved operating efficiency and asset utilization rates to 87%, his development of a portfolio of capital projects with a high return and short payback period, and his effective leadership in creating value across the integrated value chain. In recognition of Mr. Parrish’s strategic direction on several legal matters, his significant contributions on business development opportunities, his role in the successful development of TLLP and his role as an effective and influential member of the Executive Committee, the Committee approved a 10% upward adjustment for Mr. Parrish.

Overall Performance and Payouts.

The table below provides the specific bonus targets, level of achievement, discretionary adjustment, and annual bonus payment for each NEO for 2011:

Name	Bonus Eligible Earnings ($)	Target Bonus %	Overall Performance Achieved (rounded to the nearest whole percentage)	Calculated Bonus Payout ($)	Discretionary Adjustments (% Increase/ Decrease)	Total Bonus Payout ($)
Gregory J. Goff	1,005,769	115%	148%	1,706,036	15%	1,879,000
G. Scott Spendlove	416,154	70%	149%	433,320	-	433,320
Daniel R. Romasko	420,000	75%	151%	474,862	15%	522,112
Charles S. Parrish	500,000	70%	154%	538,650	10%	573,650
David K. Kirshner	104,712	70%	158%	116,141	-	116,141

Inducement, Sign-On and Retention Bonuses.

As an inducement to entering into his employment agreement with us, Mr. Goff received a $900,000 cash payment on May 1, 2010 and an additional $250,000 cash payment on May 1, 2011. In the event Mr. Goff’s employment is terminated by us for cause during the three-year term of the employment agreement, we will seek repayment or recovery of the cash payments, as appropriate. As part of our efforts to attract quality talent for certain key leadership positions, Messrs. Romasko and Kirshner received sign-on bonuses of $350,000 and $270,000, respectively. These awards were provided to replace the value of cash incentive awards and other non-equity benefits Mr. Romasko forfeited when he resigned from his previous employer and Kirshner forfeited when he retired from his previous employer. Effective June 9, 2010, we entered into an agreement with Mr. Lewis, which provided him with a $400,000 special cash retention bonus after he completed continued service with us through January 31, 2011. Mr. Lewis’ employment with us ended on March 31, 2011.

Long-Term Incentives.    We believe that our senior executives, including our NEOs, should have an ongoing stake in our success and their interests should be aligned with those of our stockholders. Accordingly, we believe that these executives should have a considerable portion of their total compensation tied to stock price performance in the form of equity incentives. For our NEOs, the Compensation Committee approves a target award value for long-term incentives based on analysis of market-competitive data of our peer group and compensation philosophy. In addition, other factors such as internal equity and individual contributions are considered.

Generally, we grant long-term incentive awards during the first quarter of the year in conjunction with the review of other elements of total compensation. However in 2011, the Compensation Committee approved a long-term incentive compensation strategy as well as annual grants for our NEOs and other key employees following shareholder approval of our new LTI Plan in May. The 2011 Long-Term Incentive Program (the “2011 LTI Program”) recognizes the importance of pay for performance while addressing employee retention through the grants of performance shares (approximately 50% of the total award value for NEOs and split evenly between two equally-weighted separate performance metrics) and market stock units (“MSUs”) (approximately 50% of the total award value for NEOs). The mix of equity awards is intended to align long-term incentive compensa-

tion with specific performance measures, including stock price performance. In determining the number of shares or units granted and paid out at the end of the performance period, we use an average stock price of the 30-trading days leading up to the date of grant or end of the performance period. This approach lessens the impact of daily stock price volatility on the number of awards granted and value of the ultimate payout.

Performance Share Awards

Performance share awards granted in 2011 pay out between 0% and 200% of target based on achievement with respect to the applicable performance goal. 50% of the performance shares are based on our relative Total Shareholder Return (“TSR”) from April 1, 2011 through March 31, 2014 measured against a performance peer group made up of HollyFrontier Corporation, Marathon Petroleum Corporation, Valero Energy Corporation, Sunoco, Inc. and the Standard & Poor’s 500 Index (“S&P 500”). The other 50% of the performance shares are based on our Return on Capital Employed (“ROCE”) from April 1, 2011 through March 31, 2014 measured against a performance peer group made up of HollyFrontier Corporation, Marathon Petroleum Corporation, Valero Energy Corporation, and Sunoco, Inc.

The performance peer group (with the exception of the S&P 500) includes refining and marketing companies that have common characteristics with us. These common characteristics are not necessarily shared by other companies in our peer group used solely for compensation benchmarking purposes, or by some of our larger competitors within the oil and gas industry. We think it is appropriate to measure our performance against this performance peer group for relative TSR and relative ROCE purposes because they face similar challenges in the marketplace and because we believe investors view our businesses in a similar manner. Use of the S&P 500 measurement for determining relative TSR will reflect our performance against a broader index of large-cap common stock companies.

Market Stock Units.

As described above, MSUs were also granted in 2011. An MSU award is a grant of stock units in which the number of shares earned at vesting is based on our stock price performance over the performance period. MSUs were introduced in 2011 and replaced traditional time-vested awards in order to directly align long-term incentive pay with stock price performance. The MSUs granted in 2011 will become eligible for vesting, based on stock price performance and continued employment, at the end of a 36-month performance period beginning on May 11, 2011 and ending on May 11, 2014 for all NEOs except Mr. Kirshner. Mr. Kirshner joined Tesoro in October 2011 after the annual long-term incentive grants had already been awarded, so the performance period for his MSU grant began on October 3, 2011 and ends on October 3, 2014. Upon vesting, the number of shares earned will be determined by multiplying the target number of shares subject to the award by a factor equal to the average closing stock price for the 30 days prior to the vesting date divided by the average closing stock price for the 30 days prior to the grant date. However, there is no payout if the average closing stock price for the 30 day trading date prior to the vesting period has decreased by 50% or more from the average closing stock price for the 30 trading days prior to the grant date. Payout is also capped at 200% of target.

TLLP Equity Awards.

We own (directly and through our affiliates) approximately 52% of the partner interests in TLLP. TLGP, the general partner of TLLP, is our wholly-owned subsidiary that manages TLLP’s operations and activities. TLGP also has its own executive officers, some of whom are also our officers. Messrs. Goff, Spendlove, Romasko and Parrish are executive officers of Tesoro, and in addition to rendering services to Tesoro, they devoted some of their professional time to TLLP during 2011. For Messrs. Goff, Spendlove and Parrish, 10% of their total 2011 long-term incentive value, approved by the Compensation Committee, is delivered in the form of performance phantom units awarded through the Tesoro Logistics LP 2011 Long-Term Incentive Plan. Mr. Romasko was not an executive officer of TLGP at the time of the TLLP equity award grants. The TLLP performance phantom units will vest based on the achievement of relative total unitholder return over a performance period from TLLP’s initial public offering on April 20, 2011 through December 31, 2013 as compared to a peer group of companies. The peer companies currently include Buckeye Partners, El Paso Pipeline Partners, Enbridge Energy Partners, Genesis Energy, LP, Global Partners, Holly Energy Partners, Magellan Midstream Partners, Martin Midstream Partners, NuStar Energy, Sunoco Logistics Partners, Targa Resources Partners and

TransMontaigne Partners. These companies were selected based on the Board of TLGP’s view that key stakeholders compare TLLP’s business results and relative performance with these companies. The payout will range from none of the units vesting for performance below the 30% percentile of relative total unitholder return, to vesting of 200% of the units for performance that is at or above the 90th percentile of relative total unitholder return. The balance of the award value for Messrs. Goff, Spendlove and Parrish was granted through our 2011 LTI Program in the form of performance share awards and MSUs described above.

Sign-On Equity Awards.

In addition to the annual grant to the NEOs, in connection with the appointment of Mr. Romasko as Executive Vice President, Operations on March 21, 2011, we awarded him non-qualified stock options with a target value of $250,000 and shares of restricted stock with a target value of $750,000. These stock options and restricted stock will vest in three equal annual installments on the first three anniversaries of March 21, 2011. These sign-on equity awards were provided to Mr. Romasko to replace the value of long-term incentive awards he forfeited when he resigned from his previous employer and to provide immediate alignment of his compensation with stockholders.

Similarly, in connection with the appointment of Mr. Kirshner as Senior Vice President, on October 3, 2011, we awarded him non-qualified stock options with a target value of $375,000 and restricted stock with a target value of $1,125,000. These stock options and restricted stock will vest as follows: 60% on the six month anniversary, 30% on the 18-month anniversary and 10% on the third anniversary of the date of grant. These sign-on equity awards were provided to Mr. Kirshner to replace the value of long-term incentive awards he forfeited when he retired from his previous employer and to provide immediate alignment of his compensation with stockholders.

Executive Benefits.    Historically, we provided certain perquisites including, but not limited to, reimbursement for certain club membership fees and financial planning services. The perquisites that we provided were those that we identified as most important in attracting and retaining executives. In order to promote consistency with overall competitive practices and our compensation philosophy and to adopt a “best practice” compensation design, as of July 1, 2010, our executive officers are generally no longer entitled to any perquisites. However, in order to remain competitive and attract quality executives, we continue to allow executives to participate in our relocation program which is generally available to all management. This program includes a recoupment provision in the event employment is terminated within a one-year period.

Retirement Plans.    We maintain non-contributory qualified and non-qualified retirement plans that cover officers and other eligible employees. See the discussion under the heading “Pension Benefits in 2011” for a description of the plans.

Employment Agreements and Change-in-Control and Termination Arrangements.

Historically, our practice has been to enter into employment agreements with certain of our NEOs in order to ensure continued stability, continuity and productivity among members of our management team. The severance and change-in-control provisions contained in employment agreements were designed to protect our NEOs in the event of involuntary termination without cause whether or not the termination results from a change-in-control under their employment agreements. These provisions helped us to attract and retain talented individuals for certain important positions. As described below and consistent with best practices, in 2010 we amended existing agreements and in 2011 we adopted a new Executive Severance and Change-in-Control Plan.

During the 2010 fiscal year, we entered into an amended and restated employment agreement with Mr. Lewis (the “Amended Lewis Agreement”). The Amended Lewis Agreement was effective on March 18, 2010 and aligned the Amended Lewis Agreement with “best practices” with respect to various items, including the replacement of an automatically renewing term with a one-year term, the elimination of entitlement to a Section 280G gross-up payment, and extra service credit for non-qualified benefits in connection with a termination following a change-in-control. The Amended Lewis Agreement expired by its own terms on January 31, 2011 and at such time Mr. Lewis was eligible for potential termination benefits under the newly adopted Executive Severance and Change-in-Control Plan, discussed below.

On January 12, 2011, the Board approved and adopted a new Executive Severance and Change-in-Control Plan. The new Plan reduces uncertainty for certain executives in the event of a change-in-control or other events affecting the existence of the Company and provides a benefit in the event of the termination of employment of certain executives, including Messrs. Spendlove, Romasko and Kirshner, under certain conditions that are beyond the executive’s control. The new Plan does not impact those NEOs who are covered by severance and change-in-control provisions in their employment agreements and those NEOs and other employees with whom we have management stability agreements. The new Plan, which does not provide for excise tax gross-ups or additional service credit provisions for retirement benefits, is market competitive with amounts payable to executives terminated involuntarily or upon a change-in-control event, is consistent with stockholder-friendly pay practices and eliminates the need to offer new individuals employment agreements.

Our employment agreements with the NEOs are summarized under the heading “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” in this Proxy Statement. Our severance and change-in-control provisions for the NEOs are summarized under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement.

Omnibus Agreement with TLLP

Under the terms of an omnibus agreement with TLLP, TLLP pays an administrative fee to reimburse Tesoro for the provision of general and administrative services for TLLP’s benefit. Although Messrs. Goff, Spendlove, Romasko and Parrish provided services to both Tesoro and TLLP during 2011, no portion of the administrative fee was specifically allocated to the services they provided to TLLP.

Stock Ownership Guidelines

Our Board has established stock ownership guidelines to:

•	Strengthen the alignment of senior executive interests with those of stockholders;

•	Further promote our longstanding commitment to sound corporate governance; and

•	Demonstrate the confidence in our long-term prospects by our CEO, Executive Vice Presidents and Senior Vice Presidents.

Under these guidelines, each of the executives in the positions named below is required to retain 50% of the net shares obtained from an option exercise or restricted stock grant until he or she satisfies the ownership guidelines based on a multiple of salary as set forth in the following table. Each executive is also required to retain that level of ownership for as long as the individual is a part of our senior management team. Our NEOs have either met or are on track to meet the ownership guidelines and are continuing to retain 50% of the net shares obtained from stock option exercises or vesting of restricted stock grants.

Position	Stock Ownership Guideline
Chief Executive Officer	5x annual base salary
Executive Vice Presidents	3x annual base salary
Senior Vice Presidents	2x annual base salary

2012 Annual Incentive Compensation Program

On February 1, 2012, the Compensation Committee approved the terms of the 2012 Incentive Compensation Program (the “2012 ICP” or the “2012 Program”). Similar to the 2011 Program, the 2012 Program consists of two equally weighted components: Corporate and Business Unit performance. The performance results of the Company and the individual business units may be adjusted to take into account unbudgeted business decisions, unusual or non-recurring items, and other factors, as approved by the Compensation Committee, to determine the total amount, if any, available under the 2012 ICP. The Compensation Committee also has discretion to adjust individual awards based on their assessment of an individual executive’s performance relative to successful achievement of goals, business plan execution, and other leadership attributes.

Component 1 — Corporate Performance.    Corporate performance is weighted as 50% of total bonus opportunity measured against target with the range of outcomes between 0% to 200% and the metrics include the following:

•

Achievement of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) measured on a margin neutral basis (this is the most heavily weighted metric, constituting 50% of the bonus opportunity for the corporate performance component)

•	Safety — Targeted improvement in recordable incidents

•	Process Safety Management — Targeted improvement in the number of process safety incidents

•	Environmental — Targeted improvement in the number of environmental incidents

•	Cost Management — Measurement of non-capital cash expenditure versus budget (this metric constitutes 35% of the bonus opportunity for the corporate performance component)

Component 2 — Business Unit Performance.    Business unit performance is weighted as 50% of total bonus opportunity measured against target with the range of outcomes between 0% to 200% and is measured through balanced scorecards with performance metrics including, but not limited to:

•	Safety and Environmental

•	Cost Management

•	Improvements in EBITDA

•	Business improvement and value creation initiatives

2012 Long-Term Incentive Program

On February 1, 2012, the Compensation Committee approved the terms of the 2012 Long-term Incentive Program (the “2012 LTI Program”). Similar to the 2011 LTI Program, our 2012 LTI Program continues to focus on pay for performance and employee retention through the grants of performance shares and market stock units to certain participants under the Plan, including the Company’s named executive officers. Approximately 50% of the total award value for all NEOs was delivered in the form of performance shares (split evenly between two equally-weighted separate performance share awards tied to relative TSR and relative ROCE). The balance of the total award value is delivered through MSUs. The mix of equity awards is intended to align long-term incentive compensation with specific performance measures, including stock price performance.

Equity Grant/Trading Policies

The Compensation Committee has adopted an equity award governance policy under which all long-term equity incentives are granted. The policy prohibits the issuance of stock options at a price less than the closing sale price of our common stock on the date of grant. We generally grant equity awards at the Compensation Committee’s meeting in late January or early February of each year. We have chosen this time because it is the first meeting of each calendar year at which our results of operations from the previous year are available to the Compensation Committee. We delayed the timing of the 2011 grants because we were requesting stockholder approval of a new long-term incentive plan at our 2011 Annual Meeting; however, the 2012 equity awards were granted in February 2012. We do not purposely accelerate or delay the public release of material information, or otherwise time equity grants in coordination with the public release of material information, in consideration of a pending equity grant in order to allow the grantee to benefit from a more favorable stock price.

We also maintain an insider trading policy which prohibits, among other things, any employees and directors from entering into transactions when in possession of material non-public information or from participating in short-term trading or hedging activities involving our securities. The policy requires directors, senior executives and informational insiders to follow preclearance procedures for all transactions involving our securities.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to certain executives, unless that compensation is

“performance-based compensation” as defined by the Code. We believe that our stock option grants, performance share awards and MSUs will generally qualify as performance-based compensation and not be subject to deductibility limitations under Section 162(m). In addition, we designed our 2012 ICP so that amounts payable under it should be deductible under Section 162(m). The Compensation Committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the Compensation Committee and the Board believe that it is in our best interest that the Committee retain its flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the Committee as well as other corporate goals important to our success, such as encouraging employee retention and rewarding achievement. Currently, the following components of our executive compensation programs are not eligible for Section 162(m) deductibility: base salary, time-based restricted stock awards, time-based restricted stock unit awards and any personal benefits considered to be income to our executives.

Clawback Policy

In February 2010, we adopted a compensation recoupment, or “clawback” policy that provides that in the event of a material restatement of financial results due to misconduct, our Board will review all incentive payments that were made to any then existing senior vice president or above including our controller on the basis of having met or exceeded specific performance targets in grants or awards made after February 2, 2010 which occur during the 24-month period prior to restatement. If such payments would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for our benefit such payments to any then existing senior vice president or above including our company controller whose misconduct caused or significantly contributed to the material restatement, as determined by the Board.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors as of February 21, 2012.

Michael E. Wiley, Chairman

Stephen H. Grapstein

David Lilley

J.W. Nokes

2011 Summary Compensation Table

The following table sets forth information regarding the compensation of our CEO, our CFO, our three highest paid executive officers (other than the CEO and CFO), as well as one former executive officer.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Gregory J. Goff President and Chief Executive Officer	2011	1,010,577	250,000	4,380,710	-	1,879,000	1,275,984	14,327	8,810,598
	2010	571,154	900,000	5,177,636	1,126,827	750,000	323,500	156,644	9,005,761
G. Scott Spendlove Senior Vice President and Chief Financial Officer	2011	418,462	-	888,610	-	433,320	762,491	12,046	2,514,929
	2010	356,385	-	178,622	124,792	239,231	357,779	16,500	1,273,309
Daniel R. Romasko Executive Vice President, Operations (8)	2011	441,538	350,000	1,863,570	213,021	522,112	58,700	239,392	3,688,333
Charles S. Parrish Executive Vice President, General Counsel and Secretary	2011	500,000	-	1,021,310	-	573,650	1,530,073	13,846	3,638,879
	2010	500,000	-	406,044	256,925	442,750	1,111,306	16,500	2,733,525
	2009	477,945	-	339,120	483,690	-	365,474	16,500	1,682,729
David K. Kirshner Senior Vice President, Commercial (9)	2011	123,750	270,000	1,687,210	343,926	116,141	14,882	-	2,555,909
Former Executive
Everett D. Lewis Executive Vice President and Chief Operating Officer (10)	2011	172,308	400,000	-	-	-	-	2,332,885	2,905,193
	2010	700,000	-	663,810	433,102	677,250	1,104,772	9,800	3,588,734
	2009	700,000	-	876,060	1,270,492	-	362,722	9,800	3,219,074

(1)	The amounts shown include amounts deferred by Messrs. Spendlove and Romasko pursuant to the Tesoro Corporation Executive Deferred Compensation Plan.

(2)	The annual cash incentive award that is paid to the executive officers is reflected under the Non-Equity Incentive Plan Compensation column. The bonus amounts for Mr. Goff in 2011 and 2010 represents an inducement cash payment per his employment agreement. For Messrs. Romasko and Kirshner these amounts for 2011 represent sign-on bonuses. Mr. Lewis’ amount in 2011 represents a retention payment. The amounts shown include amounts deferred by Mr. Spendlove pursuant to the Tesoro Corporation Executive Deferred Compensation Plan.

(3)	The amounts shown in this column reflect the aggregate grant date fair value of restricted stock, performance shares, market stock units and TLLP performance phantom units granted during the applicable fiscal year, calculated in accordance with financial accounting standards. The grant date fair value of performance shares, market stock units and TLLP performance phantom units (all of which are contingent upon performance and calculated using target payouts) is as follows: Mr. Goff — $4,380,710, Mr. Spendlove — $888,610, Mr. Romasko — $1,120,300, Mr. Parrish — $1,021,310, and Mr. Kirshner — $558,190. The aggregate grant date fair value of such performance shares, market stock units and TLLP phantom performance units at the highest level of performance (resulting in 200% payout) would be as follows: Mr. Goff — $8,761,420, Mr. Spendlove — $1,777,220, Mr. Romasko — $2,240,600, Mr. Parrish — $2,042,620, and Mr. Kirshner — $1,116,380.

(4)	The amounts shown in this column reflect the aggregate grant date fair value of options granted during the applicable fiscal year, calculated in accordance with financial accounting standards. See Note R “Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for the valuation assumptions used in determining the fair market value of option grants.

(5)	The amounts shown in this column represent the annual cash incentive awards earned under the 2011, 2010, and 2009 Annual Incentive Compensation Program. No bonuses were paid in 2009 to the NEOs.

(6)	The amounts shown in this column reflect the change in pension value during the fiscal year.

(7)	The amounts shown in this column for 2011 reflect the following:

a)	Thrift Plan Company Contributions: The Company provides matching contributions dollar for dollar up to 6% of eligible earnings for all employees of the Company who participate in the Thrift Plan. The matching contributions for 2011 were $14,327 for Mr. Goff, $12,046 for Mr. Spendlove, $14,239 for Mr. Romasko, $13,846 for Mr. Parrish, $0 for Mr. Kirshner and $5,385 for Mr. Lewis.

b)	Executive Deferred Compensation Company Contributions: The Company will match the participant’s base salary contributions dollar up to 4% of eligible earnings above the IRS salary limitation (i.e., $245,000 for 2011).

c)	Relocation Benefits: The Company provided benefits under its relocation program for Mr. Romasko in connection with his employment offer; the amount of such expenses in 2011 was $218,153. The amount shown in this column for Mr. Goff in 2010 includes an additional $149,029 of relocation benefits that were not accounted for in our 2010 proxy statement.

d)	Severance: The severance amount of $2,327,500 for Mr. Lewis was paid according to the terms and conditions of the Executive Severance and Change in Control Plan.

Except as described above, no NEO received perquisites and other personal benefits with respect to 2011 with an aggregate value greater than $10,000 and no NEO received any other item of compensation with respect to 2011 required to be disclosed in this column with a value of $10,000 or more.

(8)	Effective March 21, 2011, Mr. Romasko was appointed Executive Vice President, Operations.

(9)	Effective October 1, 2011, Mr. Kirshner was named Senior Vice President, Commercial.

(10)	Mr. Lewis ceased to be employed by us on March 31, 2011.

Grants of Plan-Based Awards in 2011

The following table sets forth information regarding the grants of annual cash incentive compensation and long-term equity compensation to our NEOs.

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant date fair value of stock and option awards ($) (5)
	Award Type		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory J. Goff	Annual Incentive	n/a	-	1,156,635	2,313,269
	Performance Shares (6)	5/11/2011				-	34,000	68,000				1,333,480
	Performance Shares (7)	5/11/2011				-	34,000	68,000				835,720
	Market Stock Units (8)	5/11/2011				23,000	46,000	92,000				1,584,700
	TLLP Performance Phantom Units (9)	5/16/2011				9,500	19,000	38,000				626,810
G. Scott Spendlove	Annual Incentive	n/a	145,654	291,308	582,615
	Performance Shares (6)	5/11/2011				-	7,000	14,000				274,540
	Performance Shares (7)	5/11/2011				-	7,000	14,000				172,060
	Market Stock Units (8)	5/11/2011				4,500	9,000	18,000				310,050
	TLLP Performance Phantom Units (9)	5/16/2011				2,000	4,000	8,000				131,960
Daniel R. Romasko	Annual Incentive (10)	n/a	157,500	315,000	630,000
	Stock Options	3/21/2011								15,000	25.63	213,021
	Restricted Stock	3/21/2011							29,000			743,270
	Performance Shares (6)	5/11/2011				-	10,000	20,000				392,200
	Performance Shares (7)	5/11/2011				-	10,000	20,000				245,800
	Market Stock Units (8)	5/11/2011				7,000	14,000	28,000				482,300
Charles S. Parrish	Annual Incentive	n/a	175,000	350,000	875,000
	Performance Shares (6)	5/11/2011				-	8,000	16,000				313,760
	Performance Shares (7)	5/11/2011				-	8,000	16,000				196,640
	Market Stock Units (8)	5/11/2011				5,500	11,000	22,000				378,950
	TLLP Performance Phantom Units (9)	5/16/2011				2,000	4,000	8,000				131,960
David K. Kirshner	Annual Incentive (10)	n/a	36,649	73,298	146,597
	Stock Options	10/3/2011								35,000	18.21	343,926
	Restricted Stock	10/3/2011							62,000			1,129,020
	Performance Shares (6)	10/3/2011				-	7,000	14,000				216,790
	Performance Shares (7)	10/3/2011				-	7,000	14,000				127,470
	Market Stock Units (8)	10/3/2011				4,500	9,000	18,000				213,930
Former Executive
Everett D. Lewis	Annual Incentive (11)	n/a	302,279	630,000	1,285,442

(1)	These columns show the range of awards under the Company’s 2011 Annual Incentive Compensation Program, or ICP, which is described in the section “Annual Performance Incentives” in the Compensation Discussion and Analysis. The “threshold” column represents the minimum payout for the performance metrics under the ICP assuming that the minimum level of performance is attained. The “target” column represents the amount payable if the performance metrics are reached. The “maximum” column represents the maximum payout for the performance metrics under the ICP assuming that the maximum level of performance is attained. Mr. Goff’s employment agreement provides that his ICP will not be subject to a minimum threshold requirement.

(2)	The amounts shown in these columns represent the threshold, target and maximum number of shares to be issued upon vesting and settlement of performance shares and market stock units granted during 2011 under the 2011 Long-Term Incentive Plan as described in the section “Long-Term Incentives” in the Compensation Discussion and Analysis.

(3)	The amounts shown in these columns represent the number of stock options and shares of restricted stock granted during 2011 to Mr. Romasko under the 2006 Long-Term Incentive Plan and to Mr. Kirshner under the 2011 Long-Term Incentive Plan as described in the section “Long-Term Incentives” in the Compensation Discussion and Analysis.

(4)	The exercise price per share is the closing price of the Company’s common stock on the NYSE on the date of the option grant.

(5)	The amounts shown in this column represent the grant date fair value of the awards computed in accordance with financial accounting standards.

(6)	This performance share award is contingent on the Company’s achievement of relative Total Shareholder Return against a defined performance peer group and the S&P 500 Index at the end of a thirty-six month performance period (April 1, 2011 through March 31, 2014).

(7)	This performance share award is contingent on the Company’s achievement of relative Return on Capital Employed against a defined performance peer group at the end of a thirty-six month performance period (April 1, 2011 through March 31, 2014).

(8)	These market stock unit awards are contingent on the Company’s stock price performance with a performance period of May 11, 2011 through May 11, 2014 for Messrs. Goff, Spendlove, Romasko and Parrish and a performance period of October 3, 2011 through October 3, 2014 for Mr. Kirshner.

(9)	This TLLP performance phantom unit award is contingent upon TLLP’s achievement of relative total unitholder return at the end of the performance period from April 20, 2011 through December 31, 2013. Actual payouts will vary based on relative total unitholder return from none of the units vesting to a threshold vesting of 50% of the units to a target vesting of 100% of the units to a maximum vesting of 200% of the units.

(10)	For Messrs. Romasko and Kirshner, the above table reflects the pro-rated annual incentive that they were eligible for in 2011.

(11)	The above table reflects the annual incentive that Mr. Lewis would have been entitled to in 2011; however, since he ceased to be an employee before the eligibility date to receive an annual incentive payout under the program, he did not receive an annual incentive payout for 2011.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements and arrangements with our NEOs, the significant terms of which are detailed below.

Mr. Goff.    Mr. Goff’s employment agreement, negotiated at arm’s length with our independent directors, has a three-year term commencing on May 1, 2010. At the end of the fiscal year his base salary was $1,025,000. He is entitled to participate in our annual incentive compensation plan with a target incentive bonus of at least 115% of his annual base salary, with payments to be determined based upon the achievement of performance goals established by our Compensation Committee under such plan. As an inducement to entering into the his employment agreement, Mr. Goff received the following compensation (the “Inducement Awards”) effective May 3, 2010 unless noted otherwise: (i) $900,000 cash payment on May 1, 2010; (ii) unrestricted shares of our common stock with a value of $100,000; (iii) a grant of restricted stock units with a value of $3,500,000; (iv) a grant of stock options valued at $250,000; and (v) a grant of restricted common stock with a value of $250,000. Additionally, Mr. Goff received a cash payment of $250,000 on May 1, 2011.

Mr. Parrish.    Mr. Parrish’s employment agreement has an initial term ending May 7, 2012 and renews thereafter for an additional year on each annual anniversary date of the agreement (May 7), unless we terminate the agreement in accordance with its terms. At the end of the fiscal year, his base salary was $500,000. He is entitled to participate in our annual incentive compensation plan with a target incentive bonus of at least 70% of his annual base salary, with payments to be determined based upon the achievement of performance goals established by our Compensation Committee under such plan.

Mr. Lewis.    On March 18, 2010, we entered into the Amended Lewis Agreement. Pursuant to the Amended Lewis Agreement, the term of the agreement expired on January 31, 2011, Mr. Lewis’s base salary was $700,000, and he was entitled to participate in our annual incentive compensation plan with a target incentive bonus of at least 90% of his annual base salary, with payments to be determined based upon the achievement of performance goals established by our Compensation Committee under such plan. Mr. Lewis ceased to be employed by us effective March 31, 2011 and did not receive any annual incentive compensation payout.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table sets forth the outstanding equity awards of our NEOs at the end of 2011. This table does not include performance awards that are settled in cash which were granted to Messrs. Goff, Spendlove and Parrish during 2010 for a performance period ending December 31, 2012 and described in the proxy statement for our 2011 Annual Meeting of Stockholders.

	Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Gregory J. Goff	5/5/2010	39,333	78,667	12.93	5/5/2020
	5/3/2010	10,054	23,459	13.66	5/3/2020
	5/5/2010					45,334		1,059,002
	5/3/2010					128,112	(4)	2,992,696
	5/11/2011									68,000	(5)	1,588,480	(5)
	5/11/2011									68,000	(6)	1,588,480	(6)
	5/11/2011									46,000	(7)	1,074,560	(7)
	5/16/2011									38,000	(8)	1,261,501	(8)
G. Scott Spendlove	5/5/2010	5,666	11,334	12.93	5/5/2020
	2/20/2009	25,333	12,667	14.13	2/20/2019
	1/30/2008	15,500		40.40	1/30/2018
	2/1/2007	23,000		41.58	2/1/2017
	2/2/2006	28,600		33.68	2/2/2016
	2/1/2005	14,000		16.38	2/1/2015
	6/3/2004	10,000		11.98	6/3/2014
	1/24/2002	10,000		6.70	1/24/2012
	5/5/2010					6,667		155,741
	2/20/2009					4,000		94,840	(9)
	5/11/2011									14,000	(5)	327,040	(5)
	5/11/2011									14,000	(6)	327,040	(6)
	5/11/2011									9,000	(7)	210,240	(7)
	5/16/2011									8,000	(8)	265,579	(8)
Daniel R. Romasko	3/21/2011		15,000	25.63	3/21/2021
	3/21/2011					29,000		677,440
	5/11/2011									20,000	(5)	467,200	(5)
	5/11/2011									20,000	(6)	467,200	(6)
	5/11/2011									14,000	(7)	327,040	(7)

	Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Charles S. Parrish	5/5/2010	11,666	23,334	12.93	5/5/2020
	2/20/2009	50,000	25,000	14.13	2/20/2019
	1/30/2008	35,800		40.40	1/30/2018
	2/1/2007	44,000		41.58	2/1/2017
	2/2/2006	44,900		33.68	2/2/2016
	2/1/2005	17,000		16.38	2/1/2015
	6/3/2004	10,000		11.98	6/3/2014
	5/5/2010					14,000	327,040
	2/20/2009					8,000	189,680	(9)
	5/11/2011								16,000	(5)	373,760	(5)
	5/11/2011								16,000	(6)	373,760	(6)
	5/11/2011								11,000	(7)	256,960	(7)
	5/16/2011								8,000	(8)	265,579	(8)
David K. Kirshner	10/3/2011		35,000	18.21	10/3/2021
	10/3/2011					62,000	1,448,320
	10/3/2011								14,000	(5)	327,040	(5)
	10/3/2011								14,000	(6)	327,040	(6)
	10/3/2011								18,000	(10)	420,480	(10)
Former Executive
Everett D. Lewis	1/30/2008	61,100		40.40	3/31/2014
	2/1/2007	70,000		41.58	3/31/2014
	2/2/2006	46,400		33.68	3/31/2014
	3/25/2002	20,000		6.66	3/25/2012

(1)	Stock options awarded prior to 2009 are fully vested. The vesting schedules for the option awards are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Schedule
10/3/2011	60% vests six months from date of grant, 30% vests eighteen months from date of grant and 10% vests thirty-six months from date of grant	4/3/2012, 4/3/2013, 10/3/2014
3/21/2011	33 1/3% vests each year for three years from date of grant	3/21/2012, 3/21/2013, 3/21/2014
5/5/2010	33 1/3% vests each year for three years from date of grant	5/5/2012, 5/5/2013
5/3/2010	30% vests each year for first two years from date of grant and 40% vests in third year from date of grant	5/3/2012, 5/3/2013
2/20/2009	33 1/3% vests each year for three years from date of grant	2/20/2012

(2)	The vesting schedules for restricted stock awards are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Schedule
10/3/2011	60% vests six months from date of grant, 30% vests eighteen months from date of grant and 10% vests thirty-six months from date of grant	4/3/2012, 4/3/2013, 10/3/2014
3/21/2011	33 1/3% vests each year for three years from date of grant	3/21/2012, 3/21/2013, 3/21/2014
5/5/2010	33 1/3% vests each year for three years from date of grant	5/7/2012, 5/6/2013
2/20/2009	33 1/3% vests each year for three years from date of grant	2/21/2012

(3)	The closing stock price of the Company’s common stock on 12/30/11 of $23.36 as reported on the NYSE was used to calculate the market value of the unvested stock awards. The closing unit price of TLLP’s common units on 12/30/11 of $32.90 as reported on the NYSE was used to calculate the market value of the unvested TLLP unit awards.

(4)	Shares of restricted stock units which vest 50% each year for two years from date of grant with a remaining vesting schedule of 5/3/2012.

(5)	This award represents performance shares, which is the right to receive a number of shares of common stock at the end of the performance period depending on the Company’s achievement of relative Total Shareholder Return against a defined performance peer group and the S&P 500 Index. This award will vest at the end of a thirty-six month performance period (April 1, 2011 through March 31, 2014); the number of shares and payout value shown assumes a payout at maximum which is 200% of target. This award payout will be based on actual performance at the end of the performance period.

(6)	This award represents performance shares, which is the right to receive a number of shares of common stock at the end of the performance period depending on the Company’s achievement of relative Return on Capital Employed against a defined performance peer group. This award will vest at the end of a thirty-six month performance period (April 1, 2011 through March 31, 2014); the number of shares and payout value shown assumes a payout at maximum which is 200% of target. This award’s payout will be based on actual performance at the end of the performance period.

(7)	This award represents market stock units, which is the right to receive a number of shares of common stock earned at vesting based on the stock price performance. The performance period is thirty-six months from the date of grant (May 11, 2011 through May 11, 2014); the number of shares and payout value shown assumes a payout at target.

(8)	This award represents TLLP performance phantom units, which is the right to receive a number of common units at the end of the performance period depending on our achievement of relative total unitholder return against a defined performance peer group. This award’s performance period is from April 20, 2011 through December 31, 2013 and will vest at the end of the performance period, subject to performance. The number of units and the payout values shown assume a payout at maximum which is 200% of target, and the payout value also includes any outstanding distribution equivalent rights that will be paid to the executive at time of vesting of such award. The amount of outstanding distribution equivalent rights included with the payout value for the executives are as follows: Mr. Goff — $11,301; Mr. Spendlove — $2,379; and Mr. Parrish — $2,379. This award’s payout will be based on actual performance at the end of the performance period.

(9)	The market value also includes any outstanding dividends that will be paid to the executive at time of vesting of such award. The amount of outstanding dividends included with the market value for the executives for the 2/20/2009 grants are as follows: Mr. Spendlove — $1,400; and Mr. Parrish — $2,800.

(10)	This award represents market stock units, which is the right to receive a number of shares of common stock earned at vesting based on the stock price performance. The performance period is thirty-six months from the date of grant (October 3, 2011 through October 3, 2014); the number of shares and payout value shown assumes a payout at maximum which is 200% of target. This award’s payout will be based on actual performance at the end of the performance period.

Option Exercises and Stock Vested in 2011

The following table reflects the aggregate value realized by the NEOs for option exercises and for restricted stock that vested in 2011.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Gregory J. Goff (3)	-		-		169,079	4,235,320
G. Scott Spendlove	-		-		8,333	196,852
Daniel R. Romasko	-		-		-	-
David K. Kirshner	-		-		-	-
Charles S. Parrish	-		-		17,300	407,810
Former Executive
Everett D. Lewis	276,633	(4)	3,155,610	(4)	24,567	573,801

(1)	The value realized on exercise is the aggregate excess over the fair market value of the option at the time of the exercise and the exercise price of the option multiplied by the number of options exercised.

(2)	The value realized is the closing stock price of the Company’s common stock on the vesting date multiplied by the number of shares of restricted stock that vested including any dividends that were paid upon vesting. Of the amounts realized, the amounts paid in dividends to the NEOs upon vesting were: Mr. Spendlove, $2,150; Mr. Parrish, $4,525; and Mr. Lewis, $10,158.

(3)	The number and value reflected in the Stock Awards column for Mr. Goff represents the restricted stock and restricted stock units that vested in 2011 as noted in the table below.

Type of Stock Award	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Restricted Stock	40,968	1,031,264
Restricted Stock Units	128,111	3,204,056

(4)	Mr. Lewis, exercised 131,333 phantom stock options, settled in cash, with a value realized of $1,163,610 which has been included in the amounts above.

Pension Benefits in 2011

The estimated pension benefits provided under the Tesoro Corporation Retirement Plan, Executive Security Plan and Supplemental Executive Retirement Plan for each of the NEOs are set forth below.

Name	Plan Name	Years of Credited Service (1)	Present Value of Accumulated Benefit ($) (2)	Payments during last fiscal year ($)
Gregory J. Goff	Tesoro Corporation Retirement Plan Executive Security Plan	0.7 2	39,459 1,560,025	- -
G. Scott Spendlove	Tesoro Corporation Retirement Plan Executive Security Plan	9 10	257,484 1,544,087	- -
Daniel R. Romasko	Tesoro Corporation Retirement Plan Supplemental Executive Retirement Plan	n/a n/a	15,606 43,094	- -
Charles S. Parrish	Tesoro Corporation Retirement Plan Executive Security Plan	17 18	615,185 4,120,498	- -
David K. Kirshner	Tesoro Corporation Retirement Plan Supplemental Executive Retirement Plan	n/a n/a	7,548 7,334	- -
Former Executive
Everett D. Lewis	Tesoro Corporation Retirement Plan Executive Security Plan	- -	- -	559,121 6,072,852

(1)	Due to a freeze of credited service as of December 31, 2010, credited service values for the Tesoro Corporation Retirement Plan and the Supplemental Executive Retirement Plan are less than actual service values (Actual service values: Mr. Goff, 2 years; Mr. Spendlove, 10 years, Mr. Romasko, 0.8 years; Mr. Parrish, 18 years; and Mr. Kirshner, 0.3 years). Credited service is used to calculate the Final Average Pay portion of the Tesoro Corporation Retirement Plan benefit pertaining to Messrs. Goff, Spendlove and Parrish. The Cash Balance portion of the Tesoro Corporation Retirement Plan and the Supplemental Executive Retirement Plan, that went into effect on January 1, 2011, does not utilize credited service. Therefore since Messrs. Romasko and Kirshner were hired after January 1, 2011, years of credited service is not applicable.

(2)	The present values of the accumulated plan benefits are equal to the value of the retirement benefits at the earliest unreduced age for each plan utilizing the same assumptions used as of December 31, 2011 for financial reporting purposes. These assumptions include a discount rate of 4.86%, a cash balance interest crediting rate of 3.36%, the RP 2000 Mortality Table projected to 2012 and for the Tesoro Corporation Retirement Plan, that each employee will elect a lump sum payment at retirement using an interest rate of 4.86% and the PPA 2012 Mortality Table.

Tesoro Corporation Retirement Plan

The Tesoro Corporation Retirement Plan (the “Retirement Plan”), is a tax-qualified pension plan. The monthly retirement benefit is made up of two components: a Final Average Pay (FAP) benefit for service through December 31, 2010 and a Cash Balance account based benefit for service after December 31, 2010. The final benefit payable under the Retirement Plan is equal to the value of the sum of both the FAP and the Cash Balance components on the participant’s benefit commencement date.

Under the FAP component, the benefit formula is equal to 1.1% of final average compensation for each year of service through December 31, 2010 plus 0.5% of average compensation in excess of the Social Security Covered Compensation limit for each year of service through December 31, 2010 up to 35 years. Final average compensation is the monthly average of compensation over the consecutive 36-month period in the last 120 months preceding retirement that produces the highest average. Compensation includes base pay plus bonus but is limited to the maximum compensation and benefit limits allowable for qualified plans under the Internal Revenue Code. Certain employees who were part of a prior acquisition may be eligible for special provisions which generally provide for a FAP benefit based on the greater of (1) the FAP formula using total combined service with us and the prior employer, reduced by the amount earned under the prior employer’s pension plan, and (2) the current FAP formula using only service since becoming our employee.

Under the Cash Balance component, for service after 2010, participants earn quarterly pay and interest credits which are allocated to a hypothetical account balance. Pay credits are determined based on a percentage of eligible pay at the end of each quarter ranging from 4.5% to 8.5% of pay based on a participant’s age at the end of each quarter. Interest is credited quarterly on account balances based on the yields of 10-Year Treasury Bonds.

The Retirement Plan benefit is generally payable at the normal retirement date, which is defined as the first day of the month following the attainment of age 65 and the completion of at least 3 years of service. However, a participant may elect to receive their benefit prior to the normal retirement date. If a participant qualifies for early retirement (age 50 with service plus age greater than or equal to 80, which is referred to as “80-point early retirement,” or age 55 with 5 years of service, which is referred to as “regular early retirement”), the FAP benefit component will be reduced by a subsidized early retirement factor prior to age 65. Under the 80-point early retirement definition, the FAP benefit component may be paid at age 60 without reduction or earlier than age 60 with a reduction of 5% per year for each year the age at retirement is less than 60. Under the regular early retirement definition, the FAP benefit component may be paid at age 62 without reduction or earlier than age 62 with a reduction of approximately 7.14% per year for each year prior to age 62. If an employee does not qualify for early retirement upon separation from service, they will be eligible for an actuarially equivalent FAP benefit based on their age at the date the benefit is paid without an early retirement subsidy. The Cash Balance benefit component for service after 2010 is always based on the actual balance of the cash balance account as of the payment date and is not subject to any reduction for payment prior to normal retirement.

As of the end of fiscal 2011, Messrs. Spendlove and Parrish are eligible to receive a payment under the Retirement Plan but without an early retirement subsidy for the FAP portion of the benefit. Both Messrs. Spendlove and Parrish are eligible to receive the full value of the Cash Balance portion of their benefit. Messrs. Goff, Romasko, and Kirshner are not yet vested under the Retirement Plan.

The Retirement Plan benefit is generally payable in the form of a lifetime monthly annuity payment. At the employee’s election, a reduced benefit may be paid that continues a portion of the reduced payment over the lifetime of a beneficiary, if the beneficiary outlives the employee. In lieu of monthly payments, the employee may elect a lump sum form of payment.

Executive Security Plan

The Executive Security Plan (“ESP”) is a non-qualified pension plan. Under the ESP, the gross monthly retirement benefit is equal to 4% of final average compensation for each of the first 10 years of service plus 2% of final average compensation for each of the next 10 years of service plus 1% of final average compensation for each of the last 10 years of service, for a maximum gross monthly retirement benefit of 70% of final average compensation for up to 30 years of service. This gross monthly retirement benefit is reduced by any benefits paid from the qualified Retirement Plan, benefits from any predecessor plan if service is recognized for purposes of the ESP and, after age 62, estimated Social Security benefits. Final average compensation in the ESP is the highest three years of compensation out of the last seven calendar years prior to retirement that produces the highest average. Compensation includes base pay plus bonus (counted in the year earned not paid). In 2010 the ESP was closed to new participants.

Generally, only service with us or our affiliates is included in the ESP. As a result of acquisitions, certain executives may receive credited service with prior employers for the ESP with an offset for any qualified or non-qualified retirement benefits paid by the prior employer.

To qualify for a benefit under the ESP, a participant must separate from the company after attaining age 50 with 80 points or age 55 and with at least 5 years of service. Once a participant qualifies for a benefit, the gross monthly retirement benefit may be paid on or after age 60 without a reduction or earlier than age 60 with a reduction of 7% per year for each year less than 60 (prorated for partial years). As of the end of fiscal 2011, Messrs. Goff, Spendlove, and Parrish had not met the eligibility requirements to receive a payment under the ESP. Messrs. Romasko and Kirshner participate in the Supplemental Executive Retirement Plan (“SERP”).

The ESP provides for certain death and disability benefits. The death benefits in the ESP are equal to the greater of (1) the executive’s ESP benefit determined at date of death, (2) the actuarial equivalent of 400% of the executive’s base pay, prior to the date of death, or (3) the benefit determined as if the executive had remained an active employee through age 65 and was paid a benefit at age 65. Assuming that the following executives died on December 31, 2011, their monthly payment under the ESP, payable for the life of the beneficiary, would be the following, offset by the estimated Social Security benefit.

NEO	Monthly Death Benefit to Executive’s Beneficiary Before Age 62 ($)	Monthly Death Benefit to Executive’s Beneficiary After Age 62 ($)
Gregory J. Goff	60,701	58,927
G. Scott Spendlove	20,282	18,665
Daniel R. Romasko	n/a	n/a
Charles S. Parrish	39,242	37,508
David K. Kirshner	n/a	n/a

If the executive becomes disabled, the executive is entitled to the monthly retirement benefit for which he is eligible at his normal retirement date, but based upon the service the participant would have accrued had he remained in active employment until his retirement date and continued at the same rate of earnings until that date. Assuming that the following executives became disabled on December 31, 2011, their monthly payments under the ESP are payable on the first day of the month following the date on which the executive has attained both age 65 and has a minimum of five years of service.

NEO	Monthly Disability Benefit ($)
Gregory J. Goff	84,840
G. Scott Spendlove	24,843
Daniel R. Romasko	n/a
Charles S. Parrish	39,658
David K. Kirshner	n/a

Pursuant to Section 409A of the Code, a participant must wait six months, except in the event of death, before receiving a distribution of his benefit from the ESP. Distributions at retirement or termination will be made in accordance with the existing distribution election made by the participant. The ESP provides for a life annuity or lump sum payment upon termination. Mr. Spendlove has elected to receive an annuity form of payment upon termination while Messrs. Goff and Parrish have elected to receive a lump sum form of payment upon termination.

Tesoro Corporation Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) is a non-qualified cash balance account based pension plan that was approved and adopted by the Compensation Committee on January 12, 2011. The SERP provides eligible senior level executives, who are hired on or after January 12, 2011, a supplemental cash balance pension benefit in excess of those earned under the qualified retirement plan. Participants earn quarterly pay and interest credits which are allocated to a hypothetical account balance. Pay credits are equal to 15% of eligible pay offset by the value of the pay credits allocated to the qualified Retirement Plan or non-qualified Restoration Retirement Plan, as applicable. Interest is credited quarterly on account balances based on the yields of 10-Year Treasury Bonds.

The SERP provides for a life annuity or lump sum payment upon termination. Both Messrs. Romasko and Kirshner have elected to receive a lump sum form of payment upon termination. In order to receive a payment under the SERP, a participant must separate from the company after attaining age 50 with 80 points or age 55 and with at least 5 years of service. As of the end of fiscal 2011, Messrs. Romasko and Kirshner had not met the eligibility requirements to receive a payment under the plan.

The SERP provides for certain death and disability benefits. The death benefit is equal to the value of the vested account balance as of the date of death. The disability benefit provides continued pay and interest credits during the period of disability up to age 65.

NEO	Present Value of Death Benefit ($)	Present Value of Disability Benefit ($)
Gregory J. Goff	n/a	n/a
G. Scott Spendlove	n/a	n/a
Daniel R. Romasko	47,381	631,902
Charles S. Parrish	n/a	n/a
David K. Kirshner	7,853	371,735

Tesoro Corporation Restoration Retirement Plan

If any of the NEOs terminate employment prior to becoming eligible for a benefit under either the ESP or SERP, as applicable, they will receive a supplemental pension benefit under the non-qualified Tesoro Corporation Restoration Retirement Plan (the “Restoration Retirement Plan”). The purpose of the Restoration Retirement Plan is to restore the benefit which is not provided under the qualified Retirement Plan due to compensation and benefit limitations imposed under the Internal Revenue Code.

The Restoration Retirement Plan provides a benefit equal to the difference between the actual qualified Retirement Plan benefit paid to the participant, and the benefit that would have otherwise been paid to the participant under the Retirement Plan, without regard to the limitations of Section 401(a) (17) and Section 415 of the Internal Revenue Code.

Upon termination, if the present value of the Restoration Retirement Plan benefit is less than or equal to $100,000, the automatic form of payment is a lump sum. If the present value of the Restoration Retirement Plan benefit is greater than $100,000, the automatic form of payment is a lifetime annuity or any annuity form of payment available under the Retirement Plan, as elected by the participant.

The Restoration Retirement Plan provides for certain death and disability benefits in the same manner as provided in the qualified Retirement Plan. Generally, the death benefit provides an equivalent FAP benefit and full Cash Balance account value as of the date of death. The disability benefit provides continued benefit accruals during the period of disability up to age 65.

Nonqualified Deferred Compensation in 2011

The following table sets forth information regarding the contributions to and year-end balances under our nonqualified deferred compensation plan for the NEOs in 2011.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($)
Gregory J. Goff	-	-	-	-	-
G. Scott. Spendlove	38,700	-	(3,432)	-	310,706
Daniel R. Romasko	14,000	7,000	129	-	21,129
Charles S. Parrish	-	-	-	-	-
David K. Kirshner	-	-	-	-	-
Former Executive
Everett D. Lewis	-	-	-	-	-

(1)	The amounts shown include amounts reflected in the base salary and bonus columns of the Summary Compensation Table for Mr. Spendlove and the base salary column of the Summary Compensation Table for Mr. Romasko.

(2)	The amount shown reflects the change in the market value pertaining to the investment funds in which the NEOs have chosen to invest their contributions and the company’s contribution under the Tesoro Corporation Executive Deferred Compensation Plan.

Tesoro Corporation Executive Deferred Compensation Plan

Our named executive officers are eligible to participate in the Executive Deferred Compensation Plan (“EDCP”). The purpose of the EDCP is to provide executives and key management personnel the opportunity to make additional pre-tax deferrals capped under our qualified 401(k) plan (“Thrift Plan”), due to salary and deferral limitations imposed under the Internal Revenue Code and as an additional resource for tax planning.

Participants may elect to defer up to 50% of their base salary and/or up to 100% of their annual bonus compensation after FICA tax deductions. The Company will match the participant’s base salary contributions dollar-for-dollar up to 4% of eligible earnings above the IRS salary limitation (i.e., $245,000 for 2011). A participant will vest in the Company matching contributions upon the completion of three years of service. Participants that are eligible for supplemental retirement benefits under Tesoro’s Amended Executive Security Plan (“ESP”) or an executive employment contract are eligible to defer compensation under the EDCP, but are not eligible for the matching provisions of the EDCP. The EDCP Plan also permits the Company to make discretionary contributions to participants’ accounts from time to time in amounts and on terms as the Company may determine. No such additional discretionary contributions have been made on behalf of any of our NEOs’ accounts to date.

Participants are able to direct investment selections for their own accounts and may change the investment allocation at anytime, subject to restrictions. The investment selections generally include mutual funds available through the Thrift Plan.

As imposed by Section 409A of the Internal Revenue Code, a participant must wait six months, except in the event of a death, before receiving a distribution of their benefit from the EDCP. Distributions at retirement or termination will be in accordance with the distribution election made by the participant at the time of their deferral election. Participants may select distributions in the form of a lump sum or installments (no more frequently than monthly) over a period of two to fifteen years. If a participant does not designate a distribution direction at the time of deferral, the default distribution is a lump sum payment on the seventh month following retirement or termination, whichever comes first. For vested deferral account balances less than $100,000 at the time of termination, distribution will be in the form of a lump sum, paid in cash, regardless of the participant’s distribution selection.

2011 Potential Payments Upon Termination or Change-In-Control

The following tables reflect the estimated amount of compensation for each of the NEOs upon certain termination events. Such compensation is in addition to the pension benefits, including certain termination-related pension benefits, described under the heading “Pension Benefits in 2011,” included in this Proxy Statement. The amounts shown below assume that the applicable termination occurred as of December 31, 2011 and are based on the agreements and arrangements in place on such date. The actual payments an executive would be entitled to may only be determined based upon the actual occurrence and circumstances surrounding the termination. Below are the assumptions used in determining the estimated payments upon various termination scenarios.

Payments Made Upon Any Termination Scenario.    Each NEO is entitled to the following upon any termination scenario:

•

Accrued Benefits.    Each NEO would be entitled to the following accrued benefits: any accrued but unpaid base salary to the date of termination; any accrued but unpaid expenses; any unused vacation pay; any unpaid bonuses for a prior period to which the NEO is entitled either per their employment agreement or the incentive compensation program; and any other benefits to which the NEO is entitled.

Payments Made Upon Involuntary Termination Without Cause or Voluntary Termination with Good Reason (as defined below). Pursuant to Messrs. Goff or Parrish’s employment agreements or the Executive Severance and Change-in-Control Plan for Messrs. Spendlove, Romasko and Kirshner, each NEO is entitled to the following upon a termination by the Company without cause, or by Messrs. Goff or Parrish with good reason as defined in their employment agreement.

•

Severance.    Mr. Goff will receive an amount equal to two times the sum of his base salary and the greater of his highest annual bonus earned under the applicable annual incentive compensation plan during the preceding three years or $450,000. For the other NEOs, their severance amount is based on a multiple of their base salary and target bonus (Messrs. Spendlove and Kirshner — one and one-half times; Mr. Romasko — one and three-fourths times; and Mr. Parrish — two times). Messrs. Goff and Parrish will also receive a pro-rated bonus for the year of termination.

•

Equity Vesting.    Pursuant to Mr. Goff’s award agreement for his inducement award and annual award granted in May 2010, Mr. Goff will be fully vested in his stock options, restricted stock, restricted stock units and performance unit awards. Mr. Parrish will continue to vest in all stock options and restricted stock awards over the two-year period commencing on the date of termination. Pursuant to the terms of outstanding award agreements, Messrs. Spendlove and Parrish will receive a payout of their performance unit awards based on the number of full months worked divided by the thirty-three months based on actual performance. As the NEOs did not work a minimum of twelve months during the performance period, they will not receive a pro-rated payout of their performance share awards as of December 31, 2011. Since Messrs. Goff, Spendlove and Parrish are required to work a minimum of 12 months to get a payout of their TLLP performance phantom units along with the accumulated distribution equivalent rights and they did not work the required minimum period by the end of the year, they will not receive a pro-rated payout of their TLLP performance phantom units.

•

Health Coverage.    Mr. Goff will receive health benefits to the extent that group health coverage is being provided by the Company and will continue until the earliest of the following to occur: two and one-half years after the date of the executive’s termination, the executive’s death, or if the executive becomes covered by a comparable benefit by a subsequent employer. For Messrs. Spendlove, Romasko and Kirshner, they will receive medical benefits for a period of eighteen months from date of termination. If Mr. Parrish is terminated prior to his 55th birthday, the Company will provide him, his spouse and his dependents, at the Company’s expense, continuing health coverage, but only to the extent such arrangements are available to the Company’s retirees, until the earliest to occur of Mr. Parrish’s death or the date he becomes covered for a comparable benefit by a subsequent employer. If Mr. Parrish is terminated on or after his 55th birthday, he is entitled to participate in the Company’s post-retirement benefit programs on the same basis as other retirement eligible employees of the Company.

•

Retirement Benefits.    Mr. Parrish will receive additional years of service and age credit under the ESP to the extent necessary to determine his benefit thereunder as if he had attained age 55 with 20 years of service.

•	Outplacement Services. Messrs. Spendlove, Romasko and Kirshner will receive outplacement services for up to twelve months commencing after date of executive’s termination.

•	Definitions.

Mr. Goff and Mr. Parrish’s employment agreement defines cause and good reason as follows (these definitions have been simplified for purposes of this Proxy Statement):

“Cause” is limited to (i) willful misconduct by the executive with regard to the Company which has a material adverse effect on the Company; (ii) willful refusal of the executive to attempt to follow the proper written direction of the CEO or the Board, as applicable; (iii) substantial and continuing willful refusal by the executive to attempt to perform the duties required of him; (iv) material breach of a fiduciary duty to the Company through misappropriation of Company funds or property; or (v) the executive being convicted of or a plea of nolo contendere to the charge of a felony.

“Good Reason” means the occurrence or failure to cause the occurrence, as the case may be, without the executive’s express written consent, of any of the following circumstances: (i) any material diminution of the executive’s positions, duties or responsibilities or the assignment to the executive of duties or responsibilities that are inconsistent with the executive’s position; (ii) removal of the executive from officer positions with the Company as specified in the employment agreement or removal of the executive from any of his then officer positions; (iii) requiring the executive’s principal place of business to be located other than in the San Antonio, Texas greater Metropolitan region; (iv) a failure by the Company (x) to continue any bonus plan, program or arrangement in which the executive is entitled to participate (the “Bonus Plans”) or (y) to continue the executive as a participant in the Bonus Plans on at least the same basis as to the potential amount of the bonus the executive participated in prior to any change in such plans or awards; (v) any material breach by the Company of any provision of the employment agreement; or (vi) the failure of any successor to the Company to assume the obligations of the Company under the employment agreement.

The Executive Severance and Change-in-Control Plan defines cause as follows (this definition has been simplified for purposes of this Proxy Statement):

“Cause” means: (i) the conviction of or a plea of nolo contendere to the charge of a felony; (ii) a willful refusal to perform, or gross negligence in performing, the participant’s duties and responsibilities; (iii) a material breach of fiduciary duty to the Company through the misappropriation of Company funds or property; or (iv) the unauthorized absence of the participant from work for a period of thirty or more working days out of a consecutive forty-five working day period.

Payments Made Upon Termination in Connection With a Change-in-Control.    Pursuant to their employment agreements for Messrs. Goff and Parrish, management stability agreement for Mr. Spendlove or the Executive Severance and Change-in-Control Plan for Messrs. Romasko and Kirshner, in the event of a termination by the Company without cause or by the NEO with good reason within two years following a change-in-control, each NEO will receive benefits as follows:

•

Severance.    Each NEO will receive a multiple of base salary and target annual bonus (Messrs. Goff and Parrish — three times; Messrs. Spendlove and Romasko — two and one-half times; Mr. Kirshner — two times) as well as a pro-rated bonus for the year of termination for each NEO except Messrs. Romasko and Kirshner.

•

Equity Vesting.    Each NEO will be 100% vested in all equity awards. For the performance units, the NEOs will be paid at the greater of target or actual performance. For the performance shares awards, the NEOs will be paid out at the greater of the target amount or the actual performance through a date determined by the Compensation Committee of the Board of Directors (or in the absence of the Compensation Committee, the Board itself) prior to the change-in-control. For the market stock units, the NEOs will earn the number of shares by taking the ratio of the average closing stock price for the 30 trading days prior to the change-in-control over the average closing stock price for the 30 trading days prior to the grant times the NEO’s targeted market stock units at the time of grant. Messrs. Goff, Spendlove and Parrish will vest in their TLLP performance phantom units at target and will be paid the accumulated distribution equivalent rights accumulated on those units.

•

Health Coverage.    Mr. Spendlove will receive health and welfare coverage for thirty months. Messrs. Romasko and Kirshner will receive additional months of the Company’s group medical plan only (Mr. Romasko — thirty months; Mr. Kirshner — twenty-four months). If Mr. Parrish is terminated prior to his 55th birthday, the Company will provide him and his dependents continuing health coverage, at the Company’s expense, but only to the extent such arrangements are available to the Company’s retirees, until the earliest to occur of Mr. Parrish’s death or the date he becomes covered by a comparable benefit by a subsequent employer. If Mr. Parrish is terminated on or after his 55th birthday, he is entitled to participate in the Company’s post-retirement benefit programs on the same basis as other retirement eligible employees of the Company.

•

Retirement Benefits.    Messrs. Spendlove and Parrish will receive additional years of service credit under the current non-qualified supplemental pension plans (Mr. Spendlove — two and one-half years; Mr. Parrish — three years).

•	Tax Gross-Up. Mr. Parrish is entitled to a Section 280G tax gross-up payment if his termination-related payments become subject to excise taxes imposed by Section 4999 of the Internal Revenue Code.

•	Definitions.

Mr. Goff and Mr. Parrish’s employment agreements, the management stability agreements and the Executive Severance and Change-in-Control Plan define change-in-control as follows (this definition has been simplified for purposes of this Proxy Statement):

“Change-in-Control” means (i) there shall be consummated (a) any consolidation or merger of Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the board of directors of the surviving corporation are, and for a one-year period (two-year period, in the case of the management stability agreements) after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as directors, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) (x) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficiary owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% (20%, in the case of the management stability agreements) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (y) at any time during a period of one year thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors cease for any reason to constitute at least a majority thereof, unless election or the nomination by the Board of Directors for election by the Company’s stockholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

The management stability agreements and the Executive Severance and Change-in-Control Plan defines good reason as follows (this definition has been simplified for purposes of this Proxy Statement):

“Good Reason” means the occurrence of any of the following: (i) without Participant’s express written consent, the assignment to Participant of any duties inconsistent with the employment of Participant immediately prior to the Change in Control, or a significant diminution of Participant’s positions, duties, responsibilities and status with the Company from those immediately prior to a Change in Control or a diminution in Participant’s titles or offices as in effect immediately prior to a Change in Control, or any removal of Participant from, or any failure to reelect Participant to, any of such positions; (ii) a material reduction by the Company in Participant’s base salary, as in effect immediately prior to a Change in Control; (iii) the failure by the Company to continue benefits, including but not limited to, thrift, pension, life insurance, and health plans, substantially equal in value, in the aggregate, to those in which Participant is participating or is eligible to participate at the time of the Change in Control except as otherwise required by the terms of such plans as in effect at the time of any Change in Control; (iv) the failure by the Company to continue in effect any incentive plan or arrangement in which Participant is participating at the time of a Change in Control

(or to substitute and continue other plans or arrangements providing the Participant with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any Change in Control; (v) the occurrence of an event that meets the criteria set forth under the Company’s relocation policy, as in effect from time to time, with respect to which either (a) the Participant fails to provide express written consent to the relocation or (b) the Company fails to provide the relocation benefit set forth in such policy; or (vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

Payments Made Upon Death.    Pursuant to Messrs. Goff and Parrish’s employment agreements (except as otherwise provided below), in the event of an NEO’s termination due to death, the NEO’s beneficiaries or estate will receive:

•

Severance.    Mr. Goff and Mr. Parrish will receive one additional year of base salary. At the Board’s discretion, pursuant to the terms of the Company’s annual incentive compensation program, upon termination due to death, each NEO will receive a pro-rated bonus for the year of termination.

•

Equity Vesting.    Pursuant to Mr. Goff’s award agreement for his inducement award and annual awards granted in May 2010, Mr. Goff will be fully vested in his stock options, restricted stock, restricted stock units and performance unit awards. Mr. Parrish will be fully vested in his stock options and restricted stock. Pursuant to the terms of outstanding award agreements, Messrs. Spendlove and Parrish will receive a payout of their performance unit awards based on the number of full months worked divided by the thirty-three months based on actual performance. As the NEOs did not work a minimum of twelve months during the performance period, they will not receive a pro-rated payout of their performance share awards as of December 31, 2011. Messrs. Goff, Spendlove and Parrish will vest in their TLLP performance phantom units at target and will be paid the accumulated distribution equivalent rights on those units.

Payments Made Upon Disability.    Pursuant to Messrs. Goff and Parrish’s employment agreements (except as otherwise provided below), in the event of an NEO’s termination due to disability, the NEO will receive the following benefits:

•

Severance.    Mr. Goff and Mr. Parrish will receive additional base salary (one year for Mr. Goff and two additional years for Mr. Parrish), offset by any payments that they would receive under our long-term disability plan for the period specified. At the Board’s discretion, pursuant to the terms of the Company’s annual incentive compensation program, upon termination due to disability, each NEO will receive a pro-rated bonus for the year of termination.

•

Equity Vesting.    Pursuant to Mr. Goff’s award agreement for his inducement award and annual awards granted in May 2010, Mr. Goff will be fully vested in his stock options, restricted stock, restricted stock units and performance unit awards. Mr. Parrish will be fully vested in his stock options and restricted stock. Messrs. Spendlove and Parrish will receive a payout of their performance unit awards based on the number of full months worked divided by the thirty-three months based on actual performance. As the NEOs did not work a minimum of twelve months during the performance period, they will not receive a pro-rated payout of their performance share awards as of December 31, 2011. Messrs. Goff, Spendlove and Parrish will vest in their TLLP performance phantom units at target and will be paid the accumulated distribution equivalent rights on those units.

Payments Made Upon Termination Due to Retirement, Voluntary Termination or Termination with Cause.    As none of the NEOs are retirement eligible, each NEO will forfeit all unvested equity awards upon termination due to retirement, voluntary termination or termination with Cause.

Termination Tables

Potential Payments Upon a Termination Without Cause or With Good Reason

Compensation Components	Mr. Goff ($)	Mr. Spendlove ($)	Mr. Romasko ($)	Mr. Parrish ($)		Mr. Kirshner ($)
Severance (1)	5,429,000	1,173,000	1,715,000	2,273,650		1,262,250
Value of Accelerated Equity (2)	6,299,748	84,000	-	1,219,935		-
Retirement Benefits	-	-	-	4,686,939	(3)	-
Health Benefits (4)	18,997	20,376	7,286	250,000		7,286
Outplacement Services (5)	-	25,000	25,000	-		25,000
Total	11,747,745	1,302,376	1,747,286	8,430,524		1,294,536

(1)	For Mr. Goff, his severance amount is based on two times his base salary and the greater of his highest annual bonus earned under the applicable annual incentive compensation plan during the preceding three years or $450,000. For the other NEO’s, their severance amount is based on a multiple of their base salary and bonus (Messrs. Spendlove and Kirshner — one and one-half times; Mr. Romasko — one and three-fourths times; and Mr. Parrish — two times). The severance amount also includes a pro-rated bonus for the year of termination for Messrs. Goff and Parrish. For Messrs. Goff and Parrish, their severance (excluding the pro-rated bonus) will be paid in a lump sum as administratively practicable following six months after termination, and one-half of which will be paid during the two-year period beginning as soon as administratively practicable following six months after termination in the same manner as if the NEO had remained an active employee. For Messrs. Spendlove, Romasko and Kirshner, their severance will be paid in a lump sum following the end of the six months after termination.

(2)	With respect to Mr. Goff’s inducement award and annual award granted in May 2010, Mr. Goff will be fully vested in his stock options, restricted stock, restricted stock units and performance unit awards. Messrs. Spendlove, Romasko and Kirshner will forfeit any unvested stock options and restricted stock. Mr. Parrish will continue to vest in all stock options and restricted stock awards over the two-year period commencing on the date of termination. Messrs. Spendlove and Parrish will receive a payout of their performance unit awards based on the number of full months worked divided by the thirty-three months based on actual performance. The value of accelerated equity represents the aggregate excess over the fair market value of the unvested stock options as of December 31, 2011 over the exercise price of the stock options that accelerate in connection with the termination event. The value of accelerated unvested restricted stock, restricted stock units and performance units represents the fair market value of such awards as of December 31, 2011. The value of accelerated performance units assumes that the Company paid out at target at the end of the performance period. For all NEOs, since they are required to work a minimum of 12 months to get a payout of their performance share awards and since they did not work the required minimum period by the end of the year, they will not receive a performance share award payout. All NEOs will forfeit their unvested market stock units. As Messrs. Goff, Spendlove and Parrish did not work a minimum of twelve months during the performance period, they will not receive a pro-rated payout of their TLLP performance phantom units nor the accumulated distribution equivalent rights on these units as of December 31, 2011.

(3)	Mr. Parrish will receive additional years of service credit and age credit under the ESP as if he had attained age 55 and completed 20 years of service.

(4)	For each NEO, the amount represents the estimated health and welfare benefits provided to the executive. Mr. Goff will receive health benefits to the extent that group health coverage is being provided by the Company and will continue until the earliest of the following to occur: two and one-half years after the date of the executive’s termination, the executive’s death, or if the executive becomes covered by a comparable benefit by a subsequent employer. Messrs. Spendlove, Romasko and Kirshner will receive medical benefits for a period of eighteen months from date of termination. For Mr. Parrish, if he is terminated prior to his 55th birthday, the continuation of all health benefits will continue until the earliest to occur of Mr. Parrish’s death or the date he becomes covered by a comparable benefit by a subsequent employer.

(5)	Messrs. Spendlove, Romasko and Kirshner will receive outplacement services for up to twelve months commencing after date of executive’s termination.

Potential Payments Upon a Termination in Connection with a Change-in-Control

Compensation Components	Mr. Goff ($)	Mr. Spendlove ($)	Mr. Romasko ($)	Mr. Parrish ($)	Mr. Kirshner ($)
Severance (1)	8,490,250	2,388,320	2,450,000	3,123,650	1,683,000
Value of Accelerated Equity (2)	11,349,825	1,564,555	1,720,413	2,585,147	2,380,005
Retirement Benefits (3)	-	229,441	-	422,501	-
Health Benefits (4)	-	44,750	12,144	250,000	9,715
Gross-up (5)	-	-	-	1,625,433	-
Total	19,840,075	4,227,066	4,182,557	8,006,731	4,072,720

(1)	For each NEO, their severance amounts include a multiple of the sum of base salary plus target annual bonus (Messrs. Goff and Parrish — three times; Messrs. Spendlove and Romasko — two and one-half times; and Mr. Kirshner — two times) as well as a pro-rated bonus for the year of termination for each NEO except for Messrs. Romasko and Kirshner. Mr. Goff’s severance (excluding the pro-rated bonus) will be paid one-half in a lump sum and one-half in substantially equal monthly installments during the two-year period beginning as soon as administratively practicable following six months after termination. For Messrs. Spendlove, Romasko, Kirshner and Parrish, their severance amount (excluding the pro-rated bonus, as applicable) will be paid in a lump sum six months after their termination.

(2)	Each NEO will be fully vested in all equity awards. The value of accelerated stock options represents the aggregate excess over the fair market value of the unvested stock options as of December 31, 2011 over the exercise price of the stock options that accelerate in connection with the change-in-control. The value of accelerated unvested restricted stock, restricted stock units, performance units, performance shares, market stock units and TLLP performance phantom units represents the fair market value of such awards as of December 31, 2011. The performance units are valued based on the greater of target or the actual performance of relative and absolute total stockholder returns as of December 31, 2011. The value of the performance shares are valued based on the greater of target or the actual performance as of December 31, 2011. The value of the market stock units are valued using the ratio of the average closing stock price for the 30 trading days prior to the change-in-control over the average closing stock price for the 30 trading days prior to the grant times the NEO’s targeted market stock units at the time of grant. The value of the TLLP performance phantom units are based at target and includes the accumulated distribution equivalent rights accumulated on those units as of December 31, 2011.

(3)	The retirement benefit for Messrs. Spendlove and Parrish reflects two-and-one-half years and three years, respectively, of additional years of service credit using the same assumptions as of December 31, 2011 that are used for financial reporting purposes, as discussed under the heading “Pension Benefits in 2011,” contained in this Proxy Statement.

(4)	The estimated health and welfare benefits Mr. Spendlove will receive for thirty months after termination. Messrs. Romasko and Kirshner will receive additional months of the group medical plan only after their termination (Mr. Romasko — thirty months; Mr. Kirshner — twenty-four months). For Mr. Parrish, if he is terminated prior to his 55th birthday, all health benefits will continue until the earliest to occur of Mr. Parrish’s death or the date he becomes covered by a comparable benefit by a subsequent employer.

(5)	The amount in the table is based on an Internal Revenue Code Section 280G excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate. Only Mr. Parrish would have received a tax gross-up for a termination in connection with a change-in-control as of December 31, 2011.

Potential Payments Upon a Termination Due to Death

Compensation Components	Mr. Goff ($)	Mr. Spendlove ($)	Mr. Romasko ($)	Mr. Parrish ($)	Mr. Kirshner ($)
Severance (1)	2,904,000	433,320	522,112	1,073,650	116,141
Value of Accelerated Equity (2)	6,936,149	217,979	-	1,353,914	-
Total	9,840,149	651,299	522,112	2,427,564	116,141

(1)	The severance amounts include one additional year of base salary for Messrs. Goff and Parrish. The severance amount also includes the pro-rated bonus for the year of termination for each NEO.

(2)	Pursuant to Mr. Goff’s award agreement for his inducement award and annual award granted in May 2010, Mr. Goff will be fully vested in his stock options, restricted stock, restricted stock units and performance unit awards. Mr. Parrish will be fully vested in his stock options and restricted stock with up to one year for the executive’s estate or beneficiary to exercise stock options. Messrs. Spendlove and Parrish will receive a payout of their performance unit awards based on the number of full months worked divided by the thirty-three months based on actual performance. Messrs. Goff, Spendlove and Parrish will vest in their TLLP performance phantom unit award. The value of accelerated stock options represents that aggregate excess over the fair market value of the unvested stock options as of December 31, 2011 over the exercise price of the stock options that accelerate in connection with the termination event. The value of accelerated unvested restricted stock, restricted stock units and performance units represents the fair market value of such awards as of December 31, 2011. The value reflected above for performance units assumes that the Company paid out at target at the end of the performance period. As the NEOs did not work a minimum of twelve months during the performance period, they will not receive a pro-rated payout of their performance shares awards as of December 31, 2011. The value of the TLLP performance phantom units are based at target and includes the accumulated distribution equivalent rights accumulated on those units as of December 31, 2011.

Potential Payments Upon a Termination Due to Disability

Compensation Components	Mr. Goff ($)	Mr. Spendlove ($)	Mr. Romasko ($)	Mr. Parrish ($)	Mr. Kirshner ($)
Severance (1)	2,724,000	433,320	522,112	1,213,650	116,141
Value of Accelerated Equity (2)	6,936,149	217,979	-	1,353,914	-
Total	9,660,149	651,299	522,112	2,567,564	116,141

(1)	The severance amounts include additional years of base salary (one year for Mr. Goff and two years for Mr. Parrish), offset by any payments that they would receive under our long-term disability plan for the period specified. The severance amount also includes the pro-rated bonus for the year of termination for each NEO.

(2)	Pursuant to Mr. Goff’s award agreement for his inducement award and annual awards granted in May 2010, Mr. Goff will be fully vested in his stock options, restricted stock, restricted stock units and performance unit awards. Mr. Parrish will be fully vested in his stock options and restricted stock with up to one year from the date of termination due to disability to exercise stock options. Messrs. Spendlove and Parrish will receive a payout of their performance unit awards based on the number of full months worked divided by the thirty-three months based on actual performance. Messrs. Goff, Spendlove and Parrish will vest in their TLLP performance phantom unit award. The value of accelerated stock options represents the aggregate excess over the fair market value of the unvested stock options as of December 31, 2011 over the exercise price of the stock options that accelerate in connection with the termination event. The value of accelerated unvested restricted stock, restricted stock units and performance units represents the fair market value of such awards as of December 31, 2011. The value reflected above assumes that the Company paid out at target at the end of the performance period. As the NEOs did not work a minimum of twelve months during the performance period, they will not receive a pro-rated payout of their performance share awards as of December 31, 2011. The value of the TLLP performance phantom units are based at target and includes the accumulated distribution equivalent rights accumulated on those units as of December 31, 2011.

Termination of Mr. Lewis.    Pursuant to the terms of the Executive Severance and Change-in-Control Plan, upon Mr. Lewis’ cessation of employment effective March 31, 2011, Mr. Lewis became entitled to the following: (i) an amount equal to one and three-fourths times the sum of his base salary and bonus ($2,327,500, payable six months after termination); (ii) medical benefits for a period of eighteen months from the date of termination; (iii) outplacement services for up to twelve months commencing after the date of termination; and (iv) because he was retirement-eligible, a payout of his performance unit award based on the number of full months worked divided by the thirty-three months based on actual performance (estimated at $382,000, based on current performance level). Among other benefits in which Mr. Lewis was already vested in as of his termination of employment, was a $400,000 special cash retention bonus pursuant to a June 9, 2010 agreement between Mr. Lewis and the Company, which provided that he would earn such bonus if he remained employed with us through January 31, 2011.

PROPOSAL NO. 3 RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2012. Although stockholder ratification is not required, the Board has directed that such appointment be submitted to our stockholders for ratification at the 2012 Annual Meeting as a matter of good corporate governance. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders. A representative of Ernst & Young LLP is expected to be present at the 2012 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees for 2011 and 2010

The following table presents fees billed for the years ended December 31, 2011 and 2010, for professional services performed by Ernst & Young LLP (“EY”).

	2011	2010
Audit Fees (1)	3,349,859	$3,630,460
Audit-Related Fees (2)	167,851	$95,000
Tax Fees (3)	24,520	$93,685
All Other Fees (4)	2,157	$3,017
Total	3,544,387	$3,822,162

(1)	Audit Fees represent the aggregate fees for professional services rendered by EY in connection with its audits of Tesoro Corporation’s consolidated financial statements, reviews of the condensed consolidated financial statements included in Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings. The audit fees include the audit of Tesoro Corporation’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. The audit fees also include fees for professional services rendered by EY in connection with our filing of the registration statement on Form S-1 related to the formation of TLLP.

(2)	Audit-Related Fees represent the aggregate fees for professional services rendered by EY in connection with its audits of our employee benefit plan and accounting consultations.

(3)	Tax Fees represent the aggregate fees for tax services rendered by EY for matters such as consultation on income, sales, use and excise tax matters.

(4)	All Other Fees represent the aggregate fees billed by EY for a subscription to its web-based accounting and auditing research tool.

In accordance with the Audit Committee charter, all audit and permitted non-audit services to be performed by EY must be approved in advance by the Audit Committee. All audit and non-audit services performed by EY have been pre-approved by the Audit Committee. The Audit Committee has determined that the non-audit services rendered by EY are compatible with maintaining EY’s independence.

Our Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2012.

Audit Committee Report

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent audit firm, and risk assessment and risk management.

The Audit Committee manages our relationship with our independent auditors (which report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from us for such advice and assistance.

Our management is primarily responsible for our internal control and financial reporting process. Our independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

3.	The Audit Committee has received the written disclosures and the letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors as of February 21, 2012.

Rodney F. Chase, Chairman

Robert W. Goldman

Susan Tomasky

Patrick Y. Yang

INFORMATION ABOUT THE 2012 ANNUAL MEETING

Record Date	March 13, 2012
Quorum

•     Majority of shares outstanding on the record date must be present in person or by proxy

•     Abstentions, broker non-votes (described below) and shares as to which a stockholder withholds voting authority will be included for purposes of determining the presence of a quorum

Shares Outstanding	140,666,680 shares of common stock outstanding as of March 13, 2012
Record Owners versus Beneficial Owners

•     Record Owners.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and access to these proxy materials is being provided directly to you by us.

•     Beneficial Owners.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name. Access to these proxy materials is being provided to you by your broker or nominee who is considered the stockholder of record with respect to those shares.

Voting by Record Owners

•     Vote by Internet, by going to the web address www.proxypush.com/tso and following the instructions for Internet voting or, if you have received a paper copy of the proxy card by mail, by following the instructions on the proxy card. Your vote by Internet must be received by 11:59 P.M. Eastern Time on May 2, 2012. If your shares are held in the Tesoro Corporation Thrift Plan or Tesoro Corporation Retail Savings Plan, your vote must be received by 11:59 P.M. Eastern Time on April 30, 2012.

•     Vote by Telephone, by dialing 1-866-390-9971 and following the instructions for telephone voting or, if you have received a paper copy of the proxy card by mail, by following the instructions on the proxy card. Your vote by telephone must be received by 11:59 P.M. Eastern Time on May 2, 2012. If your shares are held in the Tesoro Corporation Thrift Plan or Tesoro Corporation Retail Savings Plan, your vote must be received by 11:59 P.M. Eastern Time on April 30, 2012.

•     Vote by Mail, by completing, signing, dating and mailing the proxy card mailed to you in the envelope provided. If you received a Notice of Internet Availability and would like to vote by mail, follow the instructions on the Notice of Internet Availability to request a paper copy of the proxy materials. Your vote by mail must be received by 11:59 P.M. Eastern Time on May 2, 2012. If your shares are held in the Tesoro Corporation Thrift Plan or Tesoro Corporation Retail Savings Plan, your vote must be received by 11:59 P.M. Eastern Time on April 30, 2012. If you vote by Internet or telephone, please do not mail your proxy card.

•     Vote in Person, by attending the 2012 Annual Meeting. Photo identification will be required to attend the 2012 Annual Meeting. Please refer to the instructions provided on the proxy card or Notice of Internet Availability.

Voting by Beneficial Owners	You will receive separate voting instructions from your broker, bank or other nominee explaining how to vote your shares. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.
Participants in the Tesoro Corporation Thrift Plan and Retail Savings Plan	Participants in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan may instruct Fidelity Management Trust Company, as trustee for such plans, how to vote all shares of our common stock allocated to their accounts. If a participant in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan does not instruct Fidelity Management Trust Company how to vote, the shares of our common stock allocated to such participant’s accounts will not be voted.
Revoking or Changing Your Vote

Whether you vote by telephone, Internet or mail, you can change or revoke your proxy before it is voted at the meeting by:

•      Submitting a new proxy card bearing a later date;

•      Voting again by telephone or the Internet at a later time;

•      Giving written notice before the meeting to our Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy; or

•      Attending the 2012 Annual Meeting and voting your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

Vote Required

•      Election of Directors.    The election of each director nominee requires a majority of the votes cast at the 2012 Annual Meeting. A “majority of the votes cast” means that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” such nominee’s election. Abstentions and broker non-votes will have no effect on the outcome of the vote.

•      Other Matters to be Voted On.    Approval of each of the other proposals that will be voted on at the 2012 Annual Meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will have the same effect as “AGAINST” votes. Broker non-votes will have no effect on the outcome of the votes.

Broker Non-Votes	A broker non-vote occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under NYSE rules, your broker may vote shares held in street name on the ratification of the selection of our independent auditors without instruction from you. However, your broker may not vote these shares on any other matter to be voted on at the 2012 Annual Meeting without instruction from you.

Voting Instructions	The proxies identified on the back of the proxy will vote your shares in accordance with your instructions. If you sign and return your proxy card or otherwise vote without giving specific voting instructions, the proxies will vote your shares in accordance with the voting recommendations of the Board, as described above. The Board does not intend to bring any other business before the meeting, and it is not aware that anyone else intends to do so. If any other business properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.
Voting Results	The preliminary voting results will be announced at the 2012 Annual Meeting. The final results will be published in a Current Report on Form 8-K that we will file within four business days after the 2012 Annual Meeting.
Proxy Solicitation

•     We will bear the cost of the solicitation.

•     In addition to the use of the Internet and mails, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram or otherwise.

•     We have retained a professional proxy soliciting organization, Innisfree M&A Incorporated (“Innisfree”), to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 shares or more, by personal interview, telephone or similar means. We will pay Innisfree its customary fees, estimated not to exceed $8,500, and will reimburse Innisfree for certain expenses.

OTHER INFORMATION

Stockholder Proposals

For a stockholder proposal to be considered for inclusion in our proxy statement for the 2013 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8, the Corporate Secretary must receive the written proposal at our principal executive offices no later than the close of business on November 24, 2012. Such proposals also must comply with the requirements of Rule 14a-8. Proposals should be addressed to:

Corporate Secretary

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

Our Bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement but that a stockholder instead wishes to present directly at an annual meeting. Under our Bylaws, notice of such nomination or stockholder proposal for the 2013 Annual Meeting of Stockholders must be delivered to the Corporate Secretary at the above address:

•	Not earlier than the close of business on January 3, 2013, and

•	Not later than the close of business on February 2, 2013.

If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of our annual meeting for the prior year, then the notice of a nomination or stockholder proposal must be delivered no earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, the 10th day after the first public announcement of the meeting date.

All nominations and stockholder proposals submitted under our Bylaws must comply with the requirements of the Bylaws. You may contact the Corporate Secretary for a copy of the relevant Bylaw provisions.

Householding of Proxy Materials

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of the proxy statement and annual report, or Notice of Internet Availability, as applicable, until such time as one or more of these stockholders notifies us that they want to receive separate copies. In addition, the broker, bank or other nominee for any stockholder who is a beneficial owner of our stock may deliver only one copy of the proxy statement and annual report, or Notice of Internet Availability, as applicable, to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, or Notice of Internet Availability, please notify us by calling our Investor Relations Department at 1-800-837-6768 or by sending a written request to our Corporate Secretary at the address listed above, and we will promptly deliver a separate copy of these materials. Record owners who are receiving multiple copies and wish to receive only one, please call our Investor Relations Department at the number listed above or send a written request to our Corporate Secretary at the address listed above. Beneficial owners who are receiving multiple copies and wish to receive only one, please notify your broker, bank or other nominee.

Other Matters

As of the date of this Proxy Statement, our management has no knowledge of any matters to be presented for consideration at the 2012 Annual Meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy to the extent entitled in accordance with their best judgment.

Upon the written request of any person whose proxy is solicited hereunder, we will furnish without charge to such person a copy of its Annual Report filed with the SEC on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2011. Such written request is to be directed to:

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

Attention: Investor Relations

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 3, 2012: This Proxy Statement and our 2011 Annual Report on Form 10-K are available at www.proxydocs.com/tso.

By Order of the Board of Directors,

CHARLES S. PARRISH

Secretary

March 22, 2012

TESORO CORPORATION

ANNUAL MEETING OF TESORO CORPORATION
Date:	May 3, 2012
Time:	8:30 A.M. (Central Time)
Place:	Tesoro Corporation, 19100 Ridgewood Parkway, San Antonio, Texas 78259

Please make your marks like this:  ☒  Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.

1:	Election of 9 directors (all nominated as directors to serve for the term indicated in the proxy statement):
			For	Against	Abstain	Directors Recommend ê

	01	Rodney F. Chase	☐	☐	☐	For
	02	Gregory J. Goff	☐	☐	☐	For
	03	Robert W. Goldman	☐	☐	☐	For
	04	Steven H. Grapstein	☐	☐	☐	For
	05	David Lilley	☐	☐	☐	For
	06	J.W. Nokes	☐	☐	☐	For
	07	Susan Tomasky	☐	☐	☐	For
	08	Michael E. Wiley	☐	☐	☐	For
	09	Patrick Y. Yang	☐	☐	☐	For

			For	Against	Abstain

2:	To conduct an advisory vote to approve executive compensation; and		☐	☐	☐	For

3:	To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2012.		☐	☐	☐	For

	To attend the meeting and vote your shares in person, please mark this box.				☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

	Please Sign Here			Please Date Above

	Please Sign Here			Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

TESORO CORPORATION
Annual Meeting of Tesoro Corporation
to be held on Thursday, May 3, 2012
for Holders as of March 13, 2012

INTERNET	VOTED BY:	TELEPHONE

Go To		866-390-9971
www.proxypush.com/tso		• Use any touch-tone telephone.
• Cast your vote online.	OR	• Have your Proxy Card/Voting Instruction Form ready.
• View Meeting Documents.		• Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3.

All votes must be received by 11:59 P.M., Eastern Time, April 30, 2012.

PROXY TABULATOR FOR
TESORO CORPORATION
P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Revocable Proxy — Tesoro Corporation

Annual Meeting of Stockholders

May 3, 2012, 8:30 A.M. (Central Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints CHARLES S. PARRISH and D. JEFFREY HAFFNER, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the shares of Common Stock of Tesoro Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Tesoro Corporation, 19100 Ridgewood Parkway, San Antonio, Texas 78259 on Thursday, May 3, 2012, @ 8:30 A.M. Central time, and at any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and in their discretion upon such other matters as may properly come before the meeting.

(TO BE SIGNED ON REVERSE SIDE)

TESORO CORPORATION

Tesoro Corporation Thrift Plan

and/or

Tesoro Corporation Retail Savings Plan

Date:	May 3, 2012
Time:	8:30 A.M. (Central Time)
Place:	Tesoro Corporation, 19100 Ridgewood Parkway, San Antonio, Texas 78259

Please make your marks like this:  ☒  Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.

1:	Election of 9 directors (all nominated as directors to serve for the term indicated in the Proxy Statement):
			For	Against	Abstain	Directors Recommend ê

	01	Rodney F. Chase	☐	☐	☐	For
	02	Gregory J. Goff	☐	☐	☐	For
	03	Robert W. Goldman	☐	☐	☐	For
	04	Steven H. Grapstein	☐	☐	☐	For
	05	David Lilley	☐	☐	☐	For
	06	J.W. Nokes	☐	☐	☐	For
	07	Susan Tomasky	☐	☐	☐	For
	08	Michael E. Wiley	☐	☐	☐	For
	09	Patrick Y. Yang	☐	☐	☐	For

			For	Against	Abstain

2:	To conduct an advisory vote to approve executive compensation; and		☐	☐	☐	For

3:	To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2012.		☐	☐	☐	For

	To attend the meeting and vote your shares in person, please mark this box.				☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

	Please Sign Here			Please Date Above

	Please Sign Here			Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing in the Proxy.

TESORO CORPORATION Tesoro Corporation Thrift Plan
and/or
Tesoro Corporation Retail Savings Plan
Annual Meeting of Tesoro Corporation
to be held on Thursday, May 3, 2012
for Holders as of March 13, 2012

INTERNET	VOTED BY:	TELEPHONE

Go To		866-390-9971
www.proxypush.com/tso		• Use any touch-tone telephone.
• Cast your vote online.	OR	• Have your Proxy Card/Voting Instruction Form ready.
• View Meeting Documents.		• Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER OR, IF NO DIRECTION IS GIVEN, SHARES WILL NOT BE VOTED.

All votes must be received by 11:59 P.M., Eastern Time, April 30, 2012.

PROXY TABULATOR FOR
TESORO CORPORATION
P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Revocable Proxy—Tesoro Corporation

Annual Meeting of Stockholders

May 3, 2012, 8:30 A.M. (Central Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned participant in the TESORO CORPORATION THRIFT PLAN and/or TESORO CORPORATION RETAIL SAVINGS PLAN (the “Plan(s)”) hereby acknowledges receipt of the Notice of 2012 Annual Stockholders Meeting to be held at Tesoro Corporation, 19100 Ridgewood Parkway, San Antonio, Texas 78259, on Thursday, May 3, 2012 at 8:30 A.M. Central time, and directs Fidelity Management Trust Company Trustee, to vote (or cause to be voted) all shares of Common Stock (or share equivalents) of Tesoro Corporation (the “Company”) allocated to the undersigned’s account under the Plan(s) and held in the Trustee’s name at the close of business on March 13, 2012, at said meeting and at any adjournment or postponement thereof. Said Trustee is authorized to vote in accordance with the instructions given herein and in its discretion upon such other matters as may properly come before the meeting.

(TO BE SIGNED ON REVERSE SIDE)